CONFIDENTIAL

MASTER DEVELOPMENT, MANUFACTURING,
SUPPLY AND MARKETING AGREEMENT
BY AND BETWEEN
PUREPAC PHARMACEUTICAL CO.
( A WHOLLY OWNED SUBSIDIARY OF ALPHARMA INC.)
AND
ORCHID CHEMICALS & PHARMACEUTICALS LTD.

EFFECTIVE FEBRUARY 23, 2005

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS*

ARTICLE 2. DEVELOPMENT ACTIVITIES*

ARTICLE 3. SUPPLY, MARKETING AND DISTRIBUTION OF PRODUCTS*

ARTICLE 4. RECORDS, INSPECTIONS AND AUDITS*

ARTICLE 5. REPRESENTATIONS AND WARRANTIES; LIMITATIONS OF LIABILITY. *

ARTICLE 6. QUALITY CONTROL AND ASSURANCES*

ARTICLE 7. INTELLECTUAL PROPERTY RIGHTS*

ARTICLE 8. PARAGRAPH IV PRODUCT LITIGATION*

ARTICLE 9. INDEMNIFICATION*

ARTICLE 10. INSURANCE*

ARTICLE 11. TERM AND TERMINATION*

ARTICLE 12. STEERING COMMITTEE*

ARTICLE 13. RESOLUTION OF DISPUTES; ARBITRATION*

ARTICLE 14. MISCELLANEOUS*

EXHIBIT A - COUNTRIES TO BE INCLUDED WITHIN THE EUROPEAN TERRITORYA-1

EXHIBIT B - PRODUCT LIST AND CORRESPONDING TERRITORY AND LAUNCH DATE   B-1

EXHIBIT C - DEVELOPMENT ACTIVITIES MILESTONE TIMETABLE    C-1

EXHIBIT D - QUALITY AGREEMENT   D-1

EXHIBIT E - GOOD FAITH ESTIMATE   E-1

EXHIBIT F - JOINT DEFENSE AGREEMENT   F-1

EXHIBIT G - ORCHEMUS PHARMA INC. CERTIFICATE OF INCORPORATION AND BYLAWS   G-1

EXHIBIT H - LICENSE AGREEMENT   H-1

MASTER DEVELOPMENT, MANUFACTURING, SUPPLY AND MARKETING AGREEMENT

This MASTER DEVELOPMENT, MANUFACTURING, SUPPLY AND MARKETING AGREEMENT (this "Agreement") is entered into as of 23 February 2005 (the "Effective Date"), by and between Purepac Pharmaceutical Co, a corporation organized and existing under the laws of Delaware, US ("Alpharma"), a wholly owned subsidiary of Alpharma Inc. and Alpharma Inc., a corporation organized and existing under the laws of Delaware, US ("Alpharma Inc."), solely with regards to the guarantee in Section 14.14 and Orchid Chemicals & Pharmaceuticals, Ltd., a corporation organized and existing under the laws of India ("Orchid").

WHEREAS, Alpharma desires Orchid and/or its Affiliates to develop, manufacture and be the exclusive supplier of the Products (as hereinafter defined) in accordance with the requirements of this Agreement in order to facilitate the exclusive marketing and sale of the Products in the Territory (as hereinafter defined) by Alpharma and/or its Affiliates; and

WHEREAS, Orchid and/or its Affiliates desire to exclusively perform such development, manufacture and supply of the Products and Alpharma and/or its Affiliates desire to exclusively market and sell the Products in the Territory all upon the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, Alpharma and Orchid hereby agree as follows:

ARTICLE 1.
DEFINITIONS

Definitions. The following terms shall have the meanings set forth below:

1.1     "180 Day Period of Exclusivity" means a period of 180 days of marketing exclusivity within the U.S. Territory granted by the FDA under and pursuant to 21 U.S.C. Section 355(j)(5)(B)(iv) of the FDA Act.

1.2     "AAA" shall have the meaning set forth in Section 13.2.

1.3     "Affiliate" means a corporation which owns, or is owned by or is under common ownership with a party to this Agreement, where "own" or "ownership" means direct or indirect ownership of over 40% of the outstanding voting securities of a corporation or a comparable equity interest in any other type of entity.

1.4     "Agreement" shall have the meaning set forth in the Preamble and shall include any exhibits and attachments hereto.

1.5     "Alpharma" shall have the meaning set forth in the Preamble.

1.6     "ANDA" means an Abbreviated New Drug Application filed with the FDA pursuant to 21 U.S.C. 355(j) of the FDA Act for finished dosage forms of the Product(s) and any supplements and amendments which may be filed by the parties from time to time.

1.7     "API" means the active pharmaceutical ingredient contained in a Product.

1.8     "API Benchmark Price" shall have the meaning set forth in Section 2.4.

1.9     "API Development Fee" shall have the meaning set forth in Section 2.5.1.

1.10    "Applicable Laws" means all applicable laws, rules, regulations and guidelines that may apply to the development, manufacturing, exportation, importation, promotion, marketing, sale or distribution of the Products or the performance of either party's obligations under this Agreement, to the extent applicable and relevant, and including specifically but without limitation the FDA Act, the European Acts and all current Good Manufacturing Practices and current Good Clinical Practices or similar Regulatory Standards, Regulatory Requirements or guidelines promulgated by the FDA or European Union as applicable and including trade association guidelines, where applicable, as well as U.S. and European export control laws and the U.S. Foreign Corrupt Practices Act and any similar European equivalent.

1.11    "Anticipated Launch Date" means the anticipated Launch Date for each Product as set forth in Exhibit B and as the same may be amended from time to time upon written consent of the parties.

1.12    "Biostudy(ies)" means a pivotal clinical blood-level study used to demonstrate bioequivalence as required by the FDA Act and/or the European Acts, as applicable.

1.13    "Change of Control" means, with respect to any entity, a change in the legal, beneficial or equitable ownership, directly or indirectly of fifty percent (50%) or more of the capital stock (or other ownership interest, if not a corporation) ordinarily having voting rights of such entity if such controlling entity actively exercises management control over the entity in question, or (ii) more than fifty percent (50%) of the capital stock (or other ownership interest, if not a corporation) ordinarily having voting rights of such entity.

1.14    "Commercial Production" means, with respect to each Product the manufacture of such Product in commercially significant quantities (i.e. not for the purpose of a test or limited sample run).

1.15    "Commercial Sale" means with respect to each Product the first commercial sale of said Product on a country-to-country basis, as applicable, to a Customer.

1.16    "Confidential Information" shall have the meaning set forth in Section 14.2.

1.17    "Critical Countries" means those countries in the European Territory with an asterisks (*) next to them in Exhibit A.

1.18    "Customer" means a third party that is not an Affiliate of Alpharma and which purchases one or more Products from Alpharma and/or its Affiliate in an arm's length transaction.

1.19    "Data" shall have the meaning set forth in Section 7.1.

1.20    "Development Activities" shall have the meaning set forth in Section 2.1.

1.21    "Direct API Costs" means ****.

1.22    "Dispute Resolution Process" shall have the meaning set forth in Section 13.1.1.

1.23    "Dossier" means the underlying product information, including Manufacturing Information and data, necessary for filing with the relevant Regulatory Authority in order to receive Marketing Authorizations for a Product in one or more of the countries within the European Territory.

1.24    "Drug Master File" or "DMF" means the Drug Master File for manufacturing an API and/or ancillary components which is filed with the FDA and/or filed with the relevant Regulatory Authority in the European Territory on a country-to-country basis.

1.25    "Drug Product" means a drug product as defined in 21 C.F.R. Section 314.3 for administration to human subjects, or its equivalent under the European Act.

1.26    "Effective Date" means the date set forth in the Preamble.

1.27    "European Acts" means the statutes relating to the approval, manufacture, marketing and sale of pharmaceuticals in the European Territory, and any regulation promulgated thereunder, including, but not limited to all current good manufacturing practices as defined therein, in each case as amended from time to time.

1.28    "European Territory" means those countries listed in Exhibit A.

1.29    "Exclusive Seller" shall have the meaning set forth in Section 3.1.

1.30    "Exclusive Supplier" shall have the meaning set forth in Section 3.2.

1.31    "FDA" means the United States Food and Drug Administration or any successor agency.

1.32    "FDA Act" means the United States Food, Drug and Cosmetics Act, codified in 21 U.S.C. 301 and any regulation promulgated thereunder, including, but not limited to, all current good manufacturing practices as defined therein, in each case as amended from time to time.

1.33    "Final Decision" means a final non-appealable decision or judgment entered by the appropriate court in the United States on the issue of whether a Paragraph IV Product infringes all of the patents of a third party which are subject to certification pursuant to 21 U.S.C. Section 355(j)(2)(A)(vii)(IV) of the FDA Act and related to the Reference Listed Drug for the Product and listed in the Orange Book, or all patents which are subject to such certification and are related to the Reference Listed Drug for the Product and listed in the Orange Book are invalid or unenforceable, or a settlement or agreement between Alpharma, or its Affiliate or Orchid or its Affiliates on one hand and said third party patent holder which has the effect of fully and finally terminating or forestalling all litigation of the type referred to in this definition.

_____________________

**** Indicates that material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

1.34    "Force Majeure" means the occurrence of an event which materially interferes with the ability of a party to perform its obligations or duties hereunder which is not within the reasonable control of the party affected, not due to malfeasance, and which could not with the exercise of due diligence have been avoided, including, but not limited to, fire, accident, labor difficulty, industry wide shortages, sabotage, terrorism, strike, riot, civil commotion, acts of God or change in law.

1.35    "Generic Product" means (i) a Drug Product sold in the U.S. Territory which is a Therapeutic Equivalent of a Listed Drug under the FDA Act and/or (ii) a Drug Product sold in the European Territory which is a Therapeutic Equivalent of an existing approved drug under the European Acts.

1.36    "Good Clinical Practice" means the current good clinical practice for performing clinical trials as set forth from time to time in the FDA Act and the European Acts.

1.37    "Good Faith Estimate" shall have the meaning set forth in Section 3.5.1.

1.38    "Good Manufacturing Practices" or "CGMP" means the current good manufacturing practices for manufacturing finished products as set forth from time to time in the FDA Act and European Acts, and any other current good manufacturing practices which are applicable to the Orchid Facility.

1.39    "Indemnified Party" shall have the meaning set forth in Section 9.3.

1.40    "Indemnifying Party" shall have the meaning set forth in Section 9.3.

1.41    "Individual Territory" mean either the U.S. Territory or European Territory but not both.

1.42    "Initial Firm Order" shall have the meaning set forth in Section 3.7.

1.43    "Intellectual Property Rights" shall include all rights and interests throughout the world, vested or arising out of any patent, copyright, design, trademark, service mark, trade secrets or goodwill whether arising from common law or by statute or any right to apply for registration under a statute in respect of those or like rights.

1.44    "Launch" means, with respect to each Product, the initial Commercial Sale of such Product by Alpharma on a country-by-country basis.

1.45    "Launch Date" means, with respect to each Product, the actual date such Product is Launched by Alpharma on a country-by-country basis in the Territory.

1.46    "Launch Ready" means, with respect to each Product, that the Product has received all necessary Regulatory Approvals and has been timely delivered to Alpharma in accordance with Alpharma's Initial Firm Order for such Product.

1.47    "Listed Drug" shall have the meaning set forth at 21 C.F.R Section 314.3, and shall include only drugs listed as having effective approval in the Orange Book. For clarity, each dosage strength of the drug products listed in the Orange Book, shall be treated as a separate Listed Drug.

1.48    "Loss" means any and all damages, fines, fees, settlements, payments, obligations, penalties, deficiencies, losses, costs and expenses (including, but not limited to, environmental losses, interest, court costs, reasonable attorneys fees, accountants and other experts and other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

1.49    "Marketing Authorization" or "MA" means a Marketing Authorization based on a Dossier which is required to manufacture, market and sell finished dosage forms of the Product(s) under the European Acts, and any supplements and amendments thereto which may be filed by the parties from time to time.

1.50    "Manufacturer Error" means the failure to perform any manufacturing or shipping obligation imposed upon or assigned to Orchid under this Agreement in compliance with Applicable Laws.

1.51    "Manufacturing Information" means all chemistry, formulation, manufacturing, manufacturing controls, packaging, quality control, stability, Biostudies and other information required to be included in an application for an ANDA filed with the FDA or an application for an MA filed in any country within the European Territory.

1.52    "Marketing Activities" shall have the meaning set forth in Section 3.4.

1.53    "Marketing Costs" means the costs and expenses for the Marketing Activities which shall be deemed to be equal to **** percent (****%) of Net Sales for each Product.

1.54    "Manufacturing Procedures" means the manufacturing procedures used by Orchid to manufacture the Products.

1.55    "Milestone Timetable" means the table set forth in Exhibit C specifying the dates upon which (i) Orchid is obligated to complete the specific components of the Development Activities with respect to each individual Product and (ii) Alpharma is obligated to make the payments to Orchid for the Development Activities.

1.56    "NCE Exclusivity" means the marketing exclusivity granted by the FDA pursuant to 21 C.F.R 314.108 (b) (2) for a New Chemical Entity.

1.57    "Net Profits" shall have the meaning set forth in Section 8.4.

1.58    "Net Sales" means with respect to each Product on a country-by-country basis, the dollar amount determined by deducting from the gross invoiced sales price billed for the Product sold by Alpharma, or by an Affiliate of Alpharma, as the case may be, in a particular country in the Territory the following, solely to the extent they relate directly to the sale of the Product to a Customer and are accrued in the ordinary course of business in accordance with US GAAP: (a) any statutory or contractual liability for rebates to be paid to or for the benefit of any government entity directly resulting from sales of the Product including, but not limited to, rebates to be paid pursuant to the Medicaid rebate legislation and state and local government rebate or discount programs; (b) cash discounts for prompt payment of invoices for purchase of the Product by Customers; (c) administrative fees payable to Customers in connection with the purchase of the Product by Customers (d) any adjustments granted to Customers for chargebacks, allowances or credits for rejected, returned or expired Products, (e) retroactive price adjustments (e.g., floorstock adjustments), free Products provided to customers in lieu of discounts or rebates on such Products, damaged Products, rebates, promotional allowances, payments to customers in respect of margin-sharing arrangements, or other discounts and deductions and reserves (including reserves for bad debts which will equal **** percent (****% )of Net Sales of all Products and will be reconciled with actual bad debts (which cannot exceed **** percent (****%) of Net Sales of all Products) on an annual basis) required to be accrued in accordance with United States GAAP consistently applied, and (e) VAT or similar taxes directly related to the sale of the Product to the extent included in the invoice price and to the extent such taxes are remitted to the applicable taxing authority (but not including taxes assessed against the income derived from such sale), If Alpharma or an Affiliate sells any Products directly or indirectly to an Affiliate, and such Affiliate thereafter sells said Products to a Customer, only the revenues on the sale of such Products by such Affiliate to such Customer shall be used in the calculation of Net Sales; subject to all of the deductions set forth above.

1.59    "Net Sales Price" means, with respect to each Product, the Net Sales of the Product divided by the number of units of the Product invoiced and sold by Alpharma or its Affiliates in any period of time.

1.60    "Non-Withdrawing Party" shall have the meaning set forth in Section 8.5.

1.61    "Notice of Termination" means a written notice by either party to the other party terminating this Agreement with respect to one or more individual Product(s) in one or more individual countries specifically listed in such notice; provided that a Notice of Termination may not be delivered any earlier than upon the fifth (5th) anniversary of the Launch Date of that Product with respect to any individual Product or Products in any individual country or countries as to which said notice applies or, as to any country in the European Territory as to which there is no Launch Date, upon the fifth (5th) anniversary of the latest Launch Date in any other country in the European Territory unless otherwise permitted under Section 11.2 (Termination).

1.62    "Orange Book" means the edition of the "Approved Drug Products with Therapeutic Equivalence Evaluations" published by the FDA as in effect from time to time.

1.63    "Orchid" shall have the meaning set forth in the Preamble.

1.64    "Orchid API" shall have the meaning set forth in Section 2.6.

1.65    "Orchid Facility" means (i) with respect to manufacturing finished dosage forms of a Product, the Orchid manufacturing facility located in Chennai, India or, with the written consent of Alpharma, not to be unreasonably withheld, delayed or conditioned, any other Orchid or Orchid Affiliate owned manufacturing facility for the Products throughout the world which is able to deliver the Product for a Supply Price equal to or lower than that at Chennai or (ii) with respect to manufacturing APIs to be used in a Product, any price -competitive Orchid or Orchid Affiliate owned manufacturing facility throughout the world.

1.66    "Patent Infringement Damages" means damages awarded against Alpharma and/or Orchid, or any of their respective Affiliates, in a patent infringement action relating to patents listed in the Orange Book and which relate to a Paragraph IV Product plus any attorneys fees, costs or expenses in connection therewith.

1.67    "Paragraph IV Product" means a Product as to which the application for Regulatory Approval under the FDA Act has been requested pursuant to 21 U.S.C. Section 355(j)(2)(A)(vii)(IV) of the FDA Act.

1.68    "Product" means a Generic Product corresponding to a Listed Drug under either the FDA Act or an approved drug under the European Acts and which is set forth in Exhibit B. Each dosage strength shall be treated as a separate Product. For example, and by way of illustration only, **** tablets, **** tablets, **** tablets, **** tablets and **** tablets are five separate and distinct Products.

1.69    "Product Development Fee" shall have the meaning set forth in Section 2.5.2.

1.70    "Product Family" means any group of Products which (i) rely on the same Listed Drug or European Territory equivalent designation and (ii) have the same name and same dosage form but different dosage strengths. For example, and by way of illustration only, **** tablet, ***** tablet, ***** tablet, ***** tablet and ***** tablet are in the same Product Family. However, **** tablet and **** caps constitute two separate Product Families.

1.71    "Product Sale Price" shall mean an amount equal to ****.

1.72    "Product Termination Date" means the date which is two (2) years after (or sooner if an earlier Product Termination Date is provided by a party in accordance with Section 11.2 (Termination)) the valid delivery of a Notice of Termination with respect to an individual Product and individual country.

1.73    "Product Termination Event" shall mean with respect to a Product in an individual country a material (such materiality to be viewed with respect to all of the obligations for such Product in an individual country) breach of this Agreement by one party followed by the written notice of such material breach of the non-breaching party followed by the failure of the breaching party to remedy such material breach within sixty (60) days of the date upon which written notice of breach was given.

1.74    Reference Listed Drug" shall have the meaning set forth at 21 C.F.R Section 314.3.

1.75    "Regulatory Activity(ies)" means any and all actions reasonably necessary or required to obtain the Regulatory Approvals required for a Product on or before the Anticipated Launch Date listed in Exhibit B.

1.76    "Regulatory Approvals" means the approvals required under the FDA Act (i.e. the approval of an ANDA) and the European Acts (i.e. approval of a Dossier)) to sell and market the Products in each of those jurisdictions.

1.77    "Regulatory Authority(ies)" means the governmental authorities that are responsible for regulating and prescribing rules for the FDA Act and/or the European Acts.

1.78    "Regulatory Requirements" means any requirements under or pursuant to the FDA Act and/or the European Acts.

1.79    "Regulatory Standards" means with respect to each Product, (i) the facility license requirements and the Good Manufacturing Practice regulations applicable to the Orchid Facility or Orchid's production, packaging, storage or handling of such Product at the Orchid Facility, (ii) any standards of any Regulatory Authority applicable to the Orchid Facility or Orchid's production, packaging, storage or handling of all ingredients, API, raw materials used in the production or packaging of such Product and such Products, and (iii) any standards of any Regulatory Authority applicable to the importation, distribution and storage of such Product in the Territory.

1.80    "Section 306(a) or (b)" shall have the meaning set forth in Section 5.1.3.

1.81    "Specifications" mean the written methods, formulae, procedures, specifications, tests (and testing protocols), standards and other specifications pertaining to each of the Products as set forth in the ANDA, Dossier or Marketing Authorization (as applicable), as well as the labeling and packaging provided for herein, as modified from time to time as provided herein.

1.82    "Supply Price" means, with respect to a Product in an Individual Territory, ****. Orchid will determine direct material costs and conversion costs in accordance with a basis consistent with then current methods and practices applied to all other products manufactured by Orchid but in all events in accordance with generally accepted accounting principles (GAAP), consistently applied, as established under the jurisdiction of the Financial Accounting Standards Board (FASB) (United States). Development costs incurred by Orchid on the Development Activities related to a Product and its API shall not be included in the computation of Supply Price.

1.83    "Territory" means with respect to each Product the U.S. Territory and the European Territory.

1.84    "Term" shall have the meaning set forth in Section 11.1.

1.85    "Termination Event" means the (i) voluntary or involuntary filing of a petition for bankruptcy, insolvency or placing in receivership of either party that, in the case of involuntary proceedings, are not dismissed within one hundred twenty (120) days after the commencement thereof, or (ii) a material (such materiality to be viewed with respect to all of the obligations for all Products in all countries within the Territory) breach of this Agreement by one party followed by written notice of such material breach by the non-breaching party followed by the failure of the breaching party to remedy such material breach within sixty (60) days of the date upon which written notice of breach was given or (iii) a termination pursuant to Section 14.3 .

1.86    "Therapeutic Equivalent" shall have the meaning given to it by the FDA in the edition of the Orange Book or its equivalent meaning under the European Acts.

1.87    "U.S. Territory" means with respect to each Product, the United States and its territories and possessions.

1.88    "US Data" means the Data related to Products as to which an ANDA is held, has been filed or is under development.

1.89    "U.S. GAAP" means United States generally accepted accounting principles as in effect from time to time.

1.90    "Orchemus Pharma Inc." means a corporation to be organized and existing under the laws of the State of Delaware or another state in the US within 90 days after the Effective Date as to which Orchid shall own 100% of its capital stock.

1.91    "Withdrawing Party" shall have the meaning set forth in Section 8.5.

ARTICLE 2.
DEVELOPMENT ACTIVITIES

2.1     Development. Orchid shall, at its own cost and expense, undertake and perform the product development in accordance with relevant CGMP and Good Clinical Practices requirements, including formulation, process development, analytical development, methods and process validation and all necessary Biostudies with respect to each Product, in the specific dosage form as designated on Exhibit B, and take all other developmental actions (including the preparation of technical and development reports) necessary or required to prepare an ANDA and/or Dossier, as applicable, in a form sufficient to complete the actions and activities required of Orchid by this Article 2 (the "Development Activities"). The specific objectives, scope, and Milestone Timetable for Orchid's Development Activities on an individual Product and country-by-country basis hereunder are set out in Exhibit C. Any breach of the Development Activities and/or any other obligations set forth in Sections 2.1 and/or 2.2 by Orchid (including, but not limited to, Orchid's failure to meet the timelines in the Milestone Table) shall be subject to the liquidated damages set forth in Section 2.5 (Development Fees). Such damages shall serve as Alpharma's sole and exclusive remedy with regard to such breaches other than Alpharma's right to terminate under Section 11.2. The parties agree that separate Biostudies shall be required for the U.S. Territory and the European Territory. The sites for each Biostudy and the protocols for each Biostudy shall be chosen by Orchid and approved by Alpharma, such approval not to be unreasonably withheld, conditioned or delayed. The parties hereby agree that Biostudies for Products being developed for the European Territory may be performed in ****. It is recognized and understood that Alpharma and Orchid may reasonably request an adjustment in the Milestone Timetable from time to time based upon actions or activities of third parties (such as patent filings) or other requirements (e.g., changes in Applicable Law) which would have an effect on the market for the Product. Subsequent to such request for adjustment the parties shall meet and discuss the required amendments to the Milestone Timetable, provided however, no adjustment to the Milestone Timetable can take place without the written consent of both parties which shall not be unreasonably withheld, conditioned or delayed.

2.2     Regulatory Filing.

2.2.1    U.S. Territory. ****, at its own cost and expense (except as otherwise set forth in this Article 2), shall use its best efforts to undertake and perform the Regulatory Activities for all Products which are to be sold in the U.S. Territory as set forth in Exhibit B. **** shall prepare, complete and file with the FDA the ANDA for each of the Products subject to this subsection in accordance with the requirements of the Milestone Timetable set forth in Exhibit C. **** shall provide **** with a draft of the original ANDA and with copies of all communications to and from the FDA in sufficient tine prior to the date required for filing under the Milestone Timetable to permit **** to review such materials and make comments to ****. Should ****, in its discretion, decide to comment on the ANDA application or FDA communications, it shall do so promptly to ensure **** has sufficient time to meet the Milestone Timetable and any Regulatory Requirements. Upon ****'s receipt of ****'s comments, or at such time as ****, in its discretion, decides that it can no longer wait for comments and maintain its obligations under the Milestone Timetable, **** shall reasonably consider any comments received from **** taking into account the efficiencies, delays, additional expenses and/or cost savings and overall increase in quality of the ANDA resulting from incorporating such comments into the ANDA or communications with the FDA. **** shall thereupon have the full and absolute discretion to reject any or all of ****'s comments or at ****'s expense, incorporate any changes to the ANDA or responses to the FDA suggested by **** to the extent it believes such to be timely, reasonably necessary and practicable.

2.2.2   European Territory. **** shall, at its sole cost and expense, use its best efforts to file or have its Affiliates file and correspond with the applicable Regulatory Authorities in no less than **** Critical Countries in the European Territory (and such other countries in the European Territory as **** determines is commercially reasonable) in order to obtain the required Regulatory Approvals for each Product; provided that at least **** of such Critical Countries are ****. ****, at its own cost and expense, shall use its best efforts to deliver or have its Affiliates deliver, in accordance with the Milestone Timetable, a Dossier for each Product which is sufficient and adequate to receive an MA. In addition, any additional information or documentation requested by the applicable Regulatory Authority(ies) shall be dealt with in accordance with Section 2.5.4. **** shall keep **** reasonably informed with respect to the filing and registration process. **** shall provide **** with copies of all communications from the Regulatory Authorities and a draft of all responses to the Regulatory Authorities prior to filing such responses and shall, at its cost, incorporate any changes to said responses reasonably requested by **** for the Products to the extent ****, in its full and absolute discretion, considers such inclusion reasonably necessary and practicable. The parties shall discuss such changes in accordance with the same procedure set forth in Section 2.2.1. ****, shall have the right to use and gain access to each Dossier and Marketing Authorization to file for parallel Regulatory Approvals in the name of **** or its Affiliates under the European Acts.

2.3     Ownership of Regulatory Approvals.

2.3.1   U.S. Territory. All ANDAs submitted by **** in the US Territory to the FDA and any approvals granted by the FDA shall be in ****'s name and owned by ****. Prior to the Product Termination Date in the US Territory and unless the Product has been made non-exclusive or the Product has been terminated from this Agreement with respect to the U.S. Territory, ****'s ANDAs shall only be used by ****, in connection with fulfilling its obligations under this Agreement. After the Product Termination Date or if the Product has been made non-exclusive, **** shall be permitted to use its ANDAs in the US Territory for any purpose whatsoever.

2.3.2   European Territory.

(a)   All Dossiers submitted by **** and any Marketing Authorizations granted in the European Territory therefor shall be in ****'s name and owned by ****. **** may, at its discretion and upon 20 business days written notice to ****, sell, license, or sublicense any Dossier or Marketing Authorization received in any country in the European Territory for such Product to a third party (other than to an Affiliate) for use by such third party solely within the European Territory on such terms and conditions as **** reasonably deems fair and reasonable, provided however, for all periods prior to the Product Termination Date, such terms shall include, in lieu of any payment under Section 3.5.6, the sharing with **** on a **** basis of any and all net revenues received by **** from the sale, license or other exploitation of the Dossier or Marketing Authorization, except any such payments which are intended to reimburse **** for some or all of the payments due to **** pursuant to Section 2.5 provided that, to the extent a Product is subject to such third party agreement, **** shall have no right to make the Product non-exclusive or otherwise exercise any termination rights hereunder prior to the Product Termination Date unless **** breaches its obligation to share revenues with **** as set forth above. **** shall use its best efforts to ensure that **** is the contracted supplier to the third party for products manufactured under such Marketing Authorization. **** agrees to negotiate in good faith with **** and the third party with respect to the appropriate terms relating thereto. For all periods prior to the Product Termination Date, **** shall receive from **** ****% of the net revenue received by **** or it's Affiliates from said third party in connection with the sale of Products (exclusive of the Supply Price and the **** net revenue sharing **** is to receive from **** as provided above) from such third party supply arrangement during the Term. Except as set forth in this subsection, prior to the Product Termination Date, as determined individually for each Product on an individual country basis, Alpharma's Marketing Authorization relating to the European Territory shall only be used by Alpharma and its Affiliates, in connection with Alpharma's obligations under this Agreement. After the Product Termination Date or if the Product has been made non-exclusive, Alpharma and its Affiliates shall be able to use the Marketing Authorizations and Dossier solely within the European Territory for any purpose whatsoever.

(b)   At any time, **** shall, at ****'s sole discretion, be free to file for parallel Marketing Authorizations using any of the Dossiers submitted by **** in any or all of the countries within the European Territory, provided however, such parallel Marketing Authorizations may not be used to sell or market Products in any part of the European Territory prior to the Product Termination Date, as determined individually for each Product on a country-by-country basis, unless the Product has been made non-exclusive. All such parallel Marketing Authorizations shall be in ****'s name and shall be owned and retained by ****.

2.3.3   No Inconsistent Actions. At no time prior to or after the Product Termination Date either party shall take any actions or knowingly assist any third party in taking any actions which would be inconsistent with or have a direct effect upon the ownership rights afforded to the other party in the Regulatory Approvals as described in Sections 2.3.1 and 2.3.2 above.

2.4     Use of API. Subject to the conditions set forth herein, both parties agree that it is desirable and appropriate to utilize in the Products APIs which are developed and manufactured by Orchid so long as Orchid agrees to provide the API at ****. If Alpharma has satisfactory evidence that a third party provides the API at the same quantity and quality as those manufactured by Orchid but at a lower price than **** (such price, an "API Benchmark Price") and such third party is (i) a reputable API manufacturer with an approved DMF for the API in question and (ii) is able to supply the API at the API Benchmark Price to the US, EU or Japan in adequate quantities on a timely basis, Alpharma shall present Orchid with reasonably satisfactory evidence thereof and if such satisfactory evidence is presented by Alpharma at least thirty (30) business days prior to the Anticipated Launch Date and/or at least ten (10) business days prior to the beginning of the each calendar quarter Orchid shall, at Orchid's sole discretion, either agree to provide the API at the API Benchmark Price thereafter or utilize the third party API at the API Benchmark Price in its manufacture of the Product. If within ten (10) business days of each calendar quarter thereafter, Orchid has satisfactory evidence that such third party is no longer offering API's for sale at or below the API Benchmark Price or no longer meets the conditions set forth above, the API Benchmark Price shall be adjusted back to ****.

2.5     Development Fee. As payment for the Development Activities, Alpharma shall pay Orchid as follows:

2.5.1   API Development Fees. Alpharma shall pay Orchid, a sum of **** United States Dollars (US $****) for Orchid's Development Activities relating to the API of each **** Product and **** United States Dollars (US $****) for each **** Product (such fee for each API, an "API Development Fee"). The API Development Fee is to be paid only once for each API regardless of the number of Products or Product Families Orchids API is used for. The API Development Fee of US $**** or US $****, as the case may be, shall be paid by Alpharma to Orchid in two installments pursuant to the milestones set forth below (****).

(a)   The first installment shall be ****% of the API Development Fee, payable by Alpharma to Orchid within fifteen (15) days of the Effective Date of the Agreement;

(b)   The second installment shall be ****% of the API Development Fee, payable by Alpharma to Orchid within forty-five (45) days of the approval of the ANDA in accordance with the Milestone Timetable by the FDA.

2.5.2   Product Development Fees. Alpharma shall also pay Orchid a fee for the development of each Product Family set forth in Exhibit B (each a "Product Development Fee") of **** United States Dollars (US $****) per Product Family, provided however, Alpharma shall pay Orchid a Product Development Fee of only **** United States Dollars (US $****) for any Product Family that contains the same API which is used in a previously developed Product Family and for which the full $**** Product Development Fee has already been paid or is payable to Orchid. The payments required for each Product Development Fee, shall be due and payable by Alpharma to Orchid in four installments pursuant to the milestones set forth below:

(a)   The first installment shall be ****% of the Product Development Fee for each Product Family set forth in Exhibit B, payable by Alpharma to Orchid within fifteen (15) days of the Effective Date of this Agreement.

(b)   The second installment shall be ****% of the Product Development Fee for each Product Family set forth in Exhibit B, payable by Alpharma to Orchid within forty-five (45) days of the successful completion of all of the US Biostudies for such Product Family.

(c)   The third installment shall be ****% of the Product Development Fee for each Product Family set forth in Exhibit B, payable by Alpharma to Orchid within forty-five (45) days of the FDA's acceptance (as opposed to approval) of the ANDA filing by Orchid for all Products in such Product Family, provided however,

(1)   If the submission of an ANDA by Orchid with the FDA for a **** Product is delayed (other than due to a Force Majeure event) by more than fifteen (15) business days from the date stipulated in the Milestone Table, only ****% of the third installment shall be paid by Alpharma to Orchid and the balance ****% shall be withheld, to be paid along with the fourth installment if the Product is Launch Ready on the Anticipated Launch Date for such Product set forth in the Milestone Table;

(2)   If the submission of an ANDA by Orchid with the FDA is for a **** Product **** and the submission of the Product ANDA by Orchid is delayed (other than due to a Force Majeure event) by one (1) or more business days from the date stipulated in the Milestone Table, then the third installment shall be withheld by Alpharma, to be paid to Orchid along with the fourth installment if the Product is Launch Ready on the Anticipated Launch Date for such Product as set forth in the Milestone Table; and

(3)   If the submission of an ANDA by Orchid with the FDA is for a **** Product **** and the submission of the Product ANDA by Orchid is delayed (other than due to a Force Majeure event) by five (5) or more business days from the date stipulated in the Milestone Table, then only ****% of the third installment shall be paid by Alpharma to Orchid and the balance ****% shall be withheld, to be paid to Orchid along with the fourth installment if the Product is Launch Ready on the Anticipated Launch Date for such Product as set forth in the Milestone Table.

(4)   The fourth installment with respect to each Product Family shall be ****% of the Product Development Fee, payable by Alpharma to Orchid within forty-five (45) days that the Product Family is Launch Ready, provided however, if such Product Family is not either (i) Launch Ready on or before the Anticipated Launch Date set forth in the Milestone Table (other than due to a force majeure event) or (ii) Launch Ready on or before the date subsequent to the Anticipated Launch Date that a third party has received all necessary Regulatory Approvals, then Orchid shall forfeit the fourth installment of ****% with respect to such Product Family as well as any balance of any previous installments for such Product Family which were carried over due to a failure to meet such previous milestone date (other than due to a Force Majeure event). In addition, if Alpharma has previously paid Orchid any amounts under the third installment for such delayed Product Family, Alpharma may withhold such additional payment for such Product until it has recouped an amount equal to the amounts it paid for the third installment as set forth in Section 2.5.2(c)(3) above.

2.5.3   European Territory Biostudy Fees. Alpharma shall pay to Orchid an additional fee equal to ****, provided that, (i) Orchid has previously performed or is to perform a Biostudy for use in the U.S. Territory in connection with the filing of an ANDA for the same Product Family and (ii) the European Territory Biostudy has results which are acceptable to receive a Marketing Authorization for the Product to which the Biostudy relates under the European Acts. This European Territory Biostudy Fee shall be payable within forty-five (45) days of the successful completion of the European Territory Biostudy.

2.5.4   Additional Biostudy Fees. If the Regulatory Requirements in the U.S. Territory and/or European Territory dictate that more than one fed and one fasted Biostudy and/or additional Product development is required for a Product Family (e.g., there are several dosage strengths within the Product Family and/or more than one Reference Listed Drug is listed), then Alpharma and Orchid shall discuss whether to perform such additional Product Development and/or Biostudy in the Individual Territory and unless both parties agree not to proceed, Alpharma shall pay Orchid an additional fee equaling ****% of the actual cost of any additional Product development and/or any such additional US Territory and/or European Territory Biostudy. Such amounts shall be payable within fortyfive (45) days of the successful completion of such additional Product development and/or additional Biostudy as the case may be.

2.5.5   Additional Paragraph IV Product Fees. If Orchid is granted a 180 Day Period of Exclusivity for a Product and such 180 Day Period of Exclusivity is not (i) co-exclusive with any third party or (ii) withdrawn by the FDA or a court of competent jurisdiction within such 180 Day Period, then Alpharma shall pay Orchid an additional fee of **** United States Dollars (US $****); provided however, if such 180 Day Period of Exclusivity is co-exclusive with one or more third parties or is withdrawn by the FDA or a court of competent jurisdiction between the **** and **** day of such 180 Day Period, then Alpharma shall only pay Orchid an additional fee of **** Dollars (US $****). This Fee shall be payable to Orchid within forty-five(45) days of a Final Decision.

2.5.6   Product Termination Event. If a Product Termination Event occurs at anytime during the Development Activities for a Product, then Alpharma's remaining payment obligations for the Product under Sections 2.5.1 through 2.5.5 shall terminate. Notwithstanding the foregoing, the Product Termination Event shall not relieve or release the parties of any obligations accruing before the termination occurred including, without limitation, any payment obligations under Sections 2.5.1 through 2.5.5.

2.6    Exclusivity of Orchid APIs. During the Term, Orchid or its Affiliates may not sell an API used in a Product or in a Product Family for which it is entitled to receive the API Development Fee under this Agreement (the "Orchid API") to a third party in the Territory (other than Alpharma or its Affiliates) until **** in respect of **** Products and until **** for all other Products. However, Orchid shall be free to use or supply to a third party in the Territory such Orchid API for products which are not part of a Product Family. There is no restriction on Orchid's sales of Orchid API outside the Territory except neither Orchid nor its Affiliates may issue any access letters that reference a DMF for any Product that will form part of an ANDA or Marketing Authorization applications until after a written acceptance from the relevant Regulatory Authority for a Product Family has been received by Orchid or Alpharma.

2.7    Payment for Sales of Orchid APIs to Third Parties. To the extent that any Orchid API is also sold by Orchid or an Orchid Affiliate to a third party (other than Alpharma or its Affiliates) for the use in the Territory, Orchid shall pay to Alpharma an amount equal to **** percent (****%) of the net sales determined in accordance with GAAP received by Orchid or its Affiliates for such Orchid API until the fifth (5th) anniversary of the Launch Date for the Product containing the Orchid API on a country-by-country basis. Such net sales price to a third party in the Territory shall not be less than ****. Orchid shall furnish to Alpharma, within 45 days after the end of each calendar quarter during the Term, a written report pertaining to the sales of each Orchid API in such quarter upon which payment is due pursuant to this Section as follows: each report shall show the amount received for the Orchid API sold by Orchid and its Affiliates, on a product by product basis, during the reporting period, together with the calculations of the share of such receipts payable to Alpharma. The applicable payment to Alpharma shall accompany this report.

2.8    First Right of Refusal. Before Orchid sells any Orchid API it manufactures for use in a Product to a third party for distribution by such third party in the Territory, Orchid shall inform Alpharma of its intention to do so. Thereafter, Alpharma shall be granted a first right of refusal to act as a distributor of the Orchid API on an exclusive basis in the Territory subject to the parties agreeing on satisfactory terms and conditions within thirty (30) days after Orchid has provided written notice thereof. If Orchid and Alpharma cannot come to agreement within such 30-day period, Orchid shall be free to sell the Orchid API to a third party so long as the supply price for the Orchid API is no less than that which was offered to Alpharma for the same quantity of forecasted purchase orders, provided that, this restriction shall apply only to sales of the Orchid API within the first six months of Orchid notifying Alpharma as set forth in the first sentence above. If Orchid has not sold an Orchid API to any third party at the end of such six month period Alpharma's right of first refusal as described herein shall be reinstituted.

ARTICLE 3
SUPPLY, MARKETING AND DISTRIBUTION OF PRODUCTS

    Exclusive Seller. Except to the extent Alpharma is permitted to purchase Products from third parties pursuant to Section 3.2 in the European Territory, Orchid hereby appoints Alpharma on behalf of itself and its Affiliates, and Alpharma, for itself and its Affiliates, hereby accepts such appointment, as the Exclusive Seller (as defined below) of the Products within the Territory commencing on the Effective Date and ending as to each individual Product, on a country-by-country basis, on the Product Termination Date. For purposes of this Agreement, "Exclusive Seller" means that, Alpharma and its Affiliates shall have the exclusive right to distribute and sell the Products in the Territory, provided however, Alpharma and its Affiliates shall not from the Effective Date until the end of the applicable Product Termination Date, (a) distribute, promote, market or sell Products manufactured by Orchid outside the Territory or (b) distribute, promote, market or sell Products manufactured by Orchid to third parties who Alpharma and/or its Affiliates know, or should know shall, in turn, distribute, promote, market or sell Products manufactured by Orchid outside the Territory. Until the Product Termination Date in each individual country in the Territory or until the Product has been made non-exclusive, Orchid and its Affiliates shall not approach or enter into any agreement with any third party to (a) supply any third party with a Product for sale or distribution by such third party in such country in the Territory or to an entity as to which Orchid knows or should know shall resell the Product within said country in the Territory or (b) market, sell or distribute Products within such country in the Territory unless Alpharma or its Affiliates has given its prior written consent hereto in connection with Alpharma or its Affiliates right to exploit the Dossiers and Marketing Authorizations in the European Territory as stated in Section 2.3.2.
    Exclusive Supplier. Alpharma hereby appoints Orchid on behalf of itself and its Affiliates, and Orchid, for itself and its Affiliates, hereby accepts such appointment, as the Exclusive Supplier (as defined below) of the Products in the U.S. Territory and the European Territory commencing on the Effective Date and ending as to each individual Product, on a country-by-country basis on the Product Termination Date or the deletion of the Product. "Exclusive Supplier" means that, Orchid shall be the exclusive supplier of the Products to Alpharma for distribution in the U.S. Territory and European Territory until the end of the applicable Product Termination Date or the Product has been made non-exclusive and Alpharma and its Affiliates shall not approach nor enter into any agreement with any third party to have the third party supply a Product in an individual country prior to the Product Termination Date applicable to said country; provided however, if it becomes reasonably apparent that a Product will not be Launch Ready on the Anticipated Launch Date in any one or more countries in the European Territory the parties shall discuss, and Orchid shall consider permitting (such permission not to be unreasonably withheld, conditioned or delayed), action to facilitate Alpharma's purchase of the Product from a third party for sale in such country(ies) within the European Territory. If Alpharma were to purchase any Product from a third party Alpharma shall inform Orchid hereof 20 business days in advance, and the Product shall become non-exclusive and Orchid shall not receive any payments under Section 3.5.6 with respect to any Products purchased from a third party pursuant to the preceding sentence.
    Agreement to Supply. During the Term Orchid agrees to manufacture at an Orchid Facility and supply to Alpharma, or at the direction of Alpharma to any one or more of its Affiliates, necessary quantities of the Products in accordance with the projected forecasts. Orchid shall, manufacture or procure, at its sole discretion, all API, other raw materials and packaging materials required in connection with the Products. Orchid shall supply the Products to Alpharma in finished packs ready for end-consumer use. Notwithstanding the foregoing, Alpharma shall have the option to request supply of the Products in bulk packs in which case packaging costs shall be accordingly adjusted to include the actual cost of the bulk packing.
    Agreement to Market, Distribute and Sell. During the Term and subject to the provisions hereof, Alpharma and its Affiliates shall, at their own cost and expense, use best efforts to market, promote, distribute and sell each Product within the U.S. or the European Territory in which Alpharma decides or is obligated to Launch (including actions and activities to encourage the listing of Products on relevant formularies maintained by governments and other entities) (altogether, "Marketing Activities"). Alpharma shall establish and provide Orchid with a separate yearly marketing plan for each of the Products in the U.S. Territory and the relevant countries of the European Territory. Alpharma's Marketing Activities shall consist of no less than those efforts, actions and activities used by Alpharma and its Affiliates for their other comparable products (whether manufactured by a third party or by Alpharma) in the countries which Alpharma decides or is obligated to Launch.
      In the performance of Alpharma's Marketing Activities:
        Alpharma and its Affiliates shall establish, maintain and provide appropriate facilities and services for the storage and continuous distribution, sale and promotion of the Products and shall comply (and cause its employees and the employees of their relevant Affiliates to comply) with all Applicable Laws in connection therewith;
        no employee of Alpharma or of any of its Affiliates shall make any representation, statement, warranty or guaranty with respect to any Product that is not consistent with current labeling of such Product, that is deceptive or misleading or that would cause Orchid to have increased liability;
        Alpharma and its Affiliates shall conduct its marketing, promotion, advertisement, sale and distribution of the Products solely in (but not outside) the Territory;
        Alpharma and its Affiliates shall not sell the Products, directly or indirectly, to any third party in the Territory which Alpharma knows or should know intend to resell the Products outside the Territory;
        Alpharma and its Affiliate's shall not market, promote, distribute or sell the Products in violation of the warranty contained in Section 5.2.4.
        Alpharma shall process, administer and be financially responsible for all rebates pursuant to any government rebate programs and all commercial rebates, with respect to government claims for the Products sold by Alpharma; and
        Alpharma shall provide Customer/consumer support related to the Products and the appropriate intake of any reported adverse drug effects.
        Alpharma shall be responsible for compliance with all Health Care Financing Administration reporting obligations for the Products sold by Alpharma in the U.S. Territory and similar programs in other countries of the European Territory.
      In the event that, with respect to a Product,: (i) for reasons other than Force Majeure, Orchid's material breach of this Agreement, the non-issuance of all required Regulatory Approvals or as a result of the initiation of Paragraph IV litigation, Alpharma does not actually Launch such Product in the U.S. Territory or Launch such Product in at least **** Critical Countries (including **** countries) in the European Territory on or before ****; or (ii) after a period of **** from the Anticipated Launch Date in the U.S. Territory or the Anticipated Launch Dates of the **** mentioned Critical Countries, unless Alpharma was delayed by one of the conditions in (i) above, whichever is earlier, in an individual country, Orchid determines **** that Alpharma has failed to achieve Orchid's anticipated market position in the country with respect to such Product, then Orchid shall not be bound to retain Alpharma as Orchid's Exclusive Seller with respect to such Product in such country during the Term and, upon and after Orchid's proper notice to Alpharma that it is exercising its rights under this Section 3.4.2, the profit sharing provisions of Section 3.5.6 shall not apply to such Product in the country and Alpharma shall have the right to continue to sell the Product in accordance with this Agreement under the relevant Regulatory Approvals and Data. Such right to change Alpharma from an Exclusive Seller to a non-exclusive seller shall serve as Orchid's sole and exclusive remedy in respect of this section. Notwithstanding the foregoing, Orchid shall remain as Alpharma's Exclusive Supplier throughout the Territory (i.e., Orchid shall have the right to supply such Product to one or more third parties but Alpharma shall not have the right to use another manufacturer other than Orchid during the Term of this Agreement) and Orchid shall supply the Product to Alpharma at a price which is equal to ****. However, Orchid shall not be entitled to invoice Alpharma for a higher net price for the Product than that is being paid by any other customers of Orchid within the Territory.
    Good Faith Estimate; Anticipated Launch Date; and Product Sale Price.
      Good Faith Estimate. For all Products currently listed on Exhibit B and prior to adding any new Product to Exhibit B pursuant to Section 12.2 (Additional Products), Alpharma shall provide a separate non-binding good faith high and low estimate of the Gross Sales, Net Sales, Net Sales Price, Product Sale Price and market share it or its Affiliates should reasonably be expected to achieve in each country in the Territory (the "Good Faith Estimate"). The initial Good Faith Estimate is set forth in Exhibit E. Such estimate shall take into account the Supply Price and Marketing Costs and be provided at least three (3) months prior to the Launch Date of each Product in the U.S. Territory and European Territory. The Good Faith Estimate shall be used, among other things, to help establish the Anticipated Launch Dates of each Product on a country-by country basis, Marketing Costs, the Product Supply Price range pursuant to Section 3.7 (Determination of Supply Price) and for discussion by the Steering Committee.
      Anticipated Launch Date. Alpharma shall establish and give notice to Orchid of an Anticipated Launch Date for each individual Product on a country-by-country basis in the Territory upon the Effective Date of this Agreement and at such time a Product is added to this Agreement pursuant to Section 12.2 (Additional Products). Alpharma and Orchid shall endeavor to ensure that each Product is provided an Anticipated Launch Date that maximizes the market potential for the Product. Such Anticipated Launch Date shall be re-confirmed (or altered if appropriate based upon market factors) by Alpharma in consultation with Orchid for each individual Product and on a country-by-country basis within the Territory before the date of the filing of the application for the relevant Regulatory Approvals or, if market conditions dictate, prior to the Anticipated Launch Date.
      Product Sale Price. The Product Sale Price shall be determined for each Product sold by Alpharma or its Affiliates during a calendar quarter, at the end of each calendar quarter. A Product is considered sold in the calendar quarter in which Alpharma or its Affiliates invoice the third party for the Product. In order to substantiate the Product Sale Price, along with the payment specified in Section 3.5.6, Alpharma shall furnish to Orchid, within forty five (45) calendar days after the end of each calendar quarter during the Term, a written report pertaining to the Product Sale Price and Net Sales of Products in such quarter as follows: each report shall show the gross sales of all Products, on a Product by Product basis, sold by Alpharma and its Affiliates during the reporting period, together with the calculations of Net Sales; and each report shall show the individual deductions from gross sales permitted under the definition of Net Sales.
      Payment for Supply. Unless Orchid in its sole discretion otherwise specifies or agrees, but in no event before the shipment date, Orchid shall invoice Alpharma the Supply Price times the number of units of a Product covered by the invoice upon shipment thereof. All payments by Alpharma shall be due forty- five (45) calendar days after the date of invoice. With respect to any Paragraph IV Product that Orchid has agreed should be made available for Commercial Sale prior to a Final Decision pursuant to Section 8.6, Alpharma shall be entitled to withhold all amounts otherwise due to Orchid under this Section 3.5.4 and Section 3.5.6, as such withheld payment shall be used to pay Patent Infringement Damages, if any, and to the extent not so used, shall be paid to Orchid within forty-five (45) days of a Final Decision with interest equal to the US 30 day Treasury Bill rate as in effect during the relevant time period. All payments shall be made in U.S. dollars by wire transfer in accordance with written instructions given by Orchid from time to time.
      Taxes. In addition to the Supply Price of the Products, Alpharma assumes and agrees to pay, and to hold Orchid harmless from and against all duties, imports, fines, sales, use, excise or other taxes or assessments imposed upon any third party sales transaction with respect to the Products engaged in by Alpharma and its Affiliates by any national, state or local authority.
      Amount of Additional Payment. Alpharma shall pay Orchid within forty-five (45) days of the end of each calendar quarter an amount equal to **** percent (****%) of the Product Sale Price for each Product in such quarter, provided however, (except to the extent otherwise provided in Section 8.6.1) if Orchid and/or Alpharma or any of their Affiliates is awarded 180 Day Exclusivity for sales of the Product, Alpharma shall pay Orchid an amount equal to **** percent (****%) of the Product Sale Price for such Product for the period during which Alpharma receives the benefit of such exclusivity. After such 180 Day Exclusivity Period benefit has expired, payment to Orchid shall be an amount equal to **** percent (****%) of the Product Sale Price. All payments required by this Section 3.5.6 shall be made without any deductions, including, but not limited to any reduction related to withholding taxes or the implications of Exchange Control regulations.
    Determination of Supply Price. During the Term of the Agreement, Alpharma and its Affiliates shall purchase each Product from Orchid for sale or distribution in the Territory at the applicable Supply Price. Prior to the completion of the Biostudy (which shall be deemed to mean the US Biostudy for each Product to be sold in the U.S. Territory), Orchid shall provide Alpharma with a high and low estimate of the Supply Price (which shall not vary by more than **** percent (****%)) upwards or downwards of the initial Supply Price. The initial Supply Price (which shall be within the range established pursuant to the preceding sentence) for each Product shall be provided to Alpharma prior to the initiation of the filing of the initial application for Regulatory Approvals under the FDA Act or the European Acts on a Product by Product basis, whichever is sooner. The Supply Price shall be re-determined twice a year on each June 1 (commencing in June of 2005) and December 1 based upon the application of the definition of Supply Price as of any point in time within ninety (90) days prior thereto and which provides a representative expression of Orchid's costs. If the range provided pursuant to the first sentence of this Section or the Supply Price does not meet Alpharma's reasonable expectations by providing the parties with a reasonable profit of at least ****% of Net Sales based upon the expected market price for a Product, then the parties shall discuss all viable options including reducing the Marketing Costs or Supply Price and other fixed costs. If no solution can be agreed upon the parties shall deem the Product Sale Price for such Product non-Market Competitive and the Product shall become nonexclusive in that Orchid shall no longer be the Exclusive Supplier and Alpharma shall no longer be the Exclusive Seller, provided however Alpharma may continue to utilize the relevant Regulatory Approvals and Data in accordance with this Agreement. Also, at Alpharma's request Orchid shall continue to supply the Product to Alpharma at the Supply Price subject to the following:
      if prior to the Product Termination Date Alpharma and/or its Affiliates manufacture or source the supply of the Product for distribution, marketing, promotion or sale in the Territory from a third party in accordance with this Section 3.6, then the aggregate amounts due to such third party, shall not be more than the Supply Price offered to Alpharma by Orchid times the number of units purchased for such Product (unless the quantities vary significantly). In addition, in lieu of any payments under Section 3.5.6, in the event of such non-exclusive sourcing, Alpharma shall share during the Term ****% of the net profits received by Alpharma (i.e., the amount of net sales calculated in accordance with GAAP less the supply price paid to the third party, less any additional payment paid to the third party or an affiliate less Marketing Costs) with Orchid; and
      if prior to the Product Termination Date Orchid and/or its Affiliates distribute the Product in the Territory or use a third party to do the same, the aggregate amounts paid by such third party to Orchid shall not be less than the Supply Price offered to Alpharma for such Product (unless the quantities vary significantly). In addition, in the event of such non-exclusive sourcing, Orchid shall share during the Term ****% of the net profits received by Orchid (i.e., the amount of net sales calculated in accordance with GAAP less the supply price paid to the third party, less any additional payment paid to the third party less Marketing Costs) with Alpharma.
    Forecasts/Firm Orders. At least 6 months prior to the Anticipated Launch Date of a Product, Alpharma or its Affiliates shall give to Orchid a forecast of Alpharma's estimated requirements for each Product for a twelve (12) month period on a country-by-country basis which shall be updated on a calendar quarterly basis thereafter. The twelve (12) month forecasts delivered to Orchid pursuant to the preceding sentence shall represent Alpharma's or its Affiliates' reasonable estimates of the quantity of each Product that Alpharma and its Affiliates shall require during the twelve (12) month period to which such forecast applies but shall not be binding on Alpharma or its Affiliates. Alpharma or its Affiliates shall issue one or more firm order for each Product in each Individual Territory at least sixty (60) days prior to the Anticipated Launch Date (the "Initial Firm Order") and ten (10) business days prior to each calendar quarter thereafter for delivery in the next calendar quarter; which, without Orchid's consent, shall not be more than one hundred twenty-five per cent (125%). Alpharma shall use reasonable commercial effort to cause firm orders to equal at least seventy five percent (75%) of the latest forecasted amounts computed on a Product-by-Product basis for the calendar quarter in question. In addition such firm orders shall be made only in fixed multiple batch sizes to be mutually agreed upon by the parties. Orchid shall be bound by such a compliant quarterly order so long as Alpharma is current with respect to all payments not in dispute due to Orchid hereunder. Each firm order shall include delivery dates which shall in no event be less than forty-five (45) days after the date Orchid receives the firm order and delivery instructions at Orchid's Facility, provided however, the Initial Firm Order and any firm order in excess of the forecasted amount shall include a delivery day which shall in no event be less than sixty (60) days after the date Orchid receives the firm order and delivery instructions at Orchid's Facility; and provided further, in the event a firm order is in excess of 125% of the amounts so forecast, Orchid and Alpharma shall discuss and agree on the appropriate delivery date. Orchid shall acknowledge receipt of each forecast within fifteen (15) business days and firm order within five (5) business days of the receipt thereof.
      Acceptance of Firm Orders. Except as otherwise stated in Section 3.7 above, no purchase order, sales agreement or other agreement by Alpharma and/or its Affiliates shall bind Orchid unless accepted by Orchid in writing. Alpharma may cancel a firm order giving Orchid not less than 60 days notice before the agreed delivery date provided Alpharma agrees to pay any costs and expenses occurred as a result of accepting and attempting to fulfill such firm order (e.g., products already manufactured, irrevocable orders to third parties for raw packaging materials, etc.).
    Shipping; Delayed Delivery; Risk of Loss. Orchid shall use commercially reasonable efforts to have the Products shipped to the stated port of destination on the dates specified by Alpharma in accordance with this Agreement. Other than Alpharma's right to terminate under Section 11.2, Alpharma's sole and exclusive remedy for Orchid's failure to timely deliver a shipment of Products shall be as follows: in the event Orchid fails to deliver a Product intended for a particular country in the Territory on the specified delivery date of an accepted firm order, other than due to a Force Majeure event or Alpharma's failure to timely make any undisputed payments hereunder, and such failure occurs more than three times in a year with respect to such Product Orchid shall credit Alpharma **** percent (****%) of the invoice price for such accepted purchase order each time the Product is delayed during the following twelve (12) months, calculated from the date of the fourth delay. Notwithstanding the foregoing, Orchid reserves its right to ship Products to Alpharma in installments or separate lots so long as the last installment or separate lot is provided on or prior to the delivery date. Shipments of the Product shall be DDU port of destination (as specified by Alpharma) in accordance with Incoterms 2000. All costs and expenses relating to shipping the Products to the port of destination shall be paid by Orchid and be included as a part of the Supply Price. All Alpharma costs and expenses relating to receiving, storing, handling and shipping the Products to its Customers shall be part of the Alpharma's Marketing Costs. Orchid shall choose a commercially reasonable method of freight shipment and carrier for each shipment of Product, unless Alpharma or its Affiliates have specified a particular method of shipment or carrier in its purchase order, in which case shipments of such Product shall be CIF (CIP if shipped other than by sea or waterway) port of destination in accordance with Incoterms 2000.
    Title. The Products ordered by Alpharma shall remain the property of Orchid until accepted by Alpharma ****.
    Changes. Services performed under this Agreement shall be governed by the terms of this Agreement. No proposal, purchase order or invoice shall be deemed to vary from the terms of this Agreement. In the event of a conflict between this Agreement and an Exhibit, or purchase order, this Agreement shall control.
    Product Labels, Printed Packaging Materials and Inserts. **** shall have full discretion in determining the substantive provisions and disclosures to be set forth on the Product labels, packaging materials, inserts and outsets, and shall provide the text of such provisions and disclosures to Alpharma for Products to be sold in the US Territory. Thereafter, Alpharma shall provide Orchid with all artwork and the materials incorporating Orchid's provisions and disclosures within a reasonably sufficient time of Orchid's obligation (as set forth in the Milestone Table) to submit the ANDA for Regulatory Approval. **** shall have full discretion in determining the substantive provisions and disclosures to be set forth on the Product labels, packaging materials, inserts and outsets, for Products to be sold by Alpharma or its Affiliates in the European Territory. Orchid shall not make any change to the artwork, copy or other materials submitted by Alpharma without the prior written approval of Alpharma, not to be unreasonably withheld, conditioned or delayed. The outer packaging of the Products shall state: "manufactured by Orchid" where legally permitted and practicable. Alpharma shall have the right to specify package sizes and types so long as it is mindful of the labeling requirements described herein or requirements prescribed by the Regulatory Approvals or Applicable Law.
    Inventory. Orchid shall keep adequate inventories of API and other raw and packaging materials on hand or with suppliers to meet Alpharma's reasonable requirements; provided that Orchid need not maintain any inventory in excess of those quantities needed to meet the Alpharma forecast of the next three (3) months of the forecast in effect at the time such materials were ordered. Alpharma also shall keep adequate inventories of Products to meet Alpharma's reasonable market requirements.

    ARTICLE 4
    RECORDS, INSPECTIONS AND AUDITS

    Maintenance of Records. Each party and their respective Affiliates shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the calculation of any payments to be made to the other party under this Agreement.
    Audits. The books and the supporting data of a party shall be made available, at reasonable times and upon reasonable notice during the Term of this Agreement and for two (2) years after its termination, but for not more than a period of two (2) years after the period to which such books and supporting data relate, to inspection by a firm of independent certified pubic accountants, selected by the auditing party and reasonably acceptable to audited party, for the purpose of verifying the amounts payable under this Agreement; provided, however, that such inspection shall not occur more than once per calendar year. The cost of such inspection shall be borne by the auditing party unless an underpayment of more than 10% is found. The accountants conducting the inspection shall not disclose any information to the auditing party other than the amount of any under or over payment. Any such under payment or overpayment shall be promptly paid to the relevant party by the other party.
    Inspections by Alpharma. Representatives of Alpharma who execute Orchid's standard non-disclosure agreement shall have commercially reasonable access, subject to Orchid's administrative and security procedures, to any Orchid Facility related to the manufacture of a Product for sale to Alpharma or its Affiliates, for the purpose of (i) conducting inspections of such Orchid Facility and Orchid's maintenance and usage of the equipment utilized in the manufacture of Products, (ii) performing quality control and Good Clinical Practice audits or (iii) witnessing the manufacturing or transportation of the Products or the materials related to or used in the manufacture of Products. Alpharma shall have access to the results of any tests performed by Orchid relating to Products or the processes or materials used in the manufacturing of the Products. Such inspections do not relieve Orchid of any of its obligations under this Agreement or create new obligations on the part of Alpharma. Such visits by Alpharma's representatives shall be conducted no more than once each calendar year (except that Alpharma may revisit the Facility an additional time if the initial visit resulted in the identification of Orchid's violation of the cGMP or Good Clinical Practices) and during normal business hours upon reasonable advanced notice. Alpharma shall use all commercially reasonable efforts to avoid any disruption to Orchid's business in conducting such inspections and shall be responsible for any damage or injury to Orchid's property or employees caused by Alpharma's inspection.

    ARTICLE 5
    REPRESENTATIONS AND WARRANTIES; LIMITATIONS OF LIABILITY.

    Orchid. Orchid represents and warrants on behalf of itself and its Affiliates that:
      each shipment of the Products shall conform to the Specifications and shall be made, stored, packaged, labeled (except to the extent such label is directed by Alpharma in accordance with 3.11) and controlled by Orchid in accordance with the Manufacturing Information, and Applicable Law.
      its standard manufacturing, recordkeeping and other procedures at the Orchid Facility conform to the applicable Regulatory Requirements.
      Orchid and its Affiliates and, to the best of Orchid's knowledge, its employees and its Affiliate's employees have never been (i) debarred or (ii) convicted of a crime for which a person can be debarred, under the Generic Drug Enforcement Act of 1992 ("Section 306(a) or (b)"), or (iii) threatened to be debarred or (iv) indicted for a crime or otherwise engaged in conduct for which a person can be debarred under Section 306 (a) or (b). Orchid agrees that it shall promptly notify Alpharma upon learning of any such debarment, conviction, threat or indictment.
      the manufacture of the Products at the Orchid Facility shall (i) be in accordance with the ANDA and/or the MA, as applicable and (ii) except with regard to any patents listed in the Orange Book and which relate to Paragraph IV Products, not directly cause Alpharma's sale of the Products in the Territory from and after the Launch Date as contemplated by this Agreement and as specified for manufacture, distribution and use by the ANDA and/or MA as applicable, to infringe any valid patent of any third party.
      this Agreement has been duly authorized, executed and delivered and that the performance of its obligations under this Agreement does not conflict with any order, law, rule or regulation or any agreement or understanding by which Orchid or its Affiliates are bound.
      WITHOUT LIMITING THE APPLICABILITY OF SECTION 9.1, ORCHID MAKES NO OTHER WARRANTIES EXPRESS OR IMPLIED. ORCHID DISCLAIMS, AND ALPHARMA WAIVES ANY AND ALL IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
    Alpharma. Alpharma represents and warrants on behalf of itself and its Affiliates that:
      the Products shall be imported, stored, handled, packaged, labeled (except to the extent directed by Orchid in accordance with 3.11), distributed, marketed, sold and controlled by Alpharma and its Affiliates in accordance with Applicable Laws, including but not limited to the Regulatory Approvals but excluding laws relating to Patent Infringement, including but not limited to the extent within the ambit of Orchid's representation and warranty contained in Section 5.1.4.
      Alpharma and its Affiliates and, to the best of Alpharma's knowledge, Alpharma's employees and Alpharma's Affiliate's employees, have never been (i) debarred or (ii) convicted of a crime for which a person can be debarred, under Section 306(a) or (b) or (iii) threatened to be debarred or (iv) indicted for a crime or otherwise engaged in conduct for which a person can be debarred under Section 306 (a) or (b). Alpharma agrees that it shall promptly notify Orchid upon learning of any such debarment, conviction, threat or indictment.
      this Agreement has been duly authorized, executed and delivered and that the performance of its obligations under this Agreement does not conflict with any order, law, rule or regulation or any agreement or understanding by which Alpharma or its Affiliates are bound.
      that it and its Affiliates shall not (i) market, promote, distribute or sell the Products in combination with any other Alpharma, Alpharma Affiliate or third party products and (ii) shall not, nor permit its Affiliates to, in any way or manner discount the Products (e.g., through price reductions, rebates, giveaways, promotions, credits or other incentives) if either (i) or (ii) is done with the intent or effect of favoring sales of Alpharma's, Alpharma's Affiliates or any third party's other products or services.
    NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT WITH RESPECT TO A BREACH OF SECTION 14.2 (CONFIDENTIALITY) HEREOF AND EXCEPT WITH RESPECT TO THIRD PARTY CLAIMS PURSUANT TO THE INDEMNIFICATION OBLIGATIONS SET FORTH IN ARTICLES 8 AND 9 , NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, CONSEQUENTIAL DAMAGES, INCIDENTAL DAMAGES, LOST PROFITS, COST TO COVER, OR LOSS OF OPPORTUNITY OR USE OF ANY KIND SUFFERED BY THE OTHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY ACTION OR CLAIM ARISING UNDER OR RESULTING FROM THIS AGREEMENT MUST BE COMMENCED WITHIN THE LATER OF ONE YEAR AFTER THE RIGHT OF ACTION HAS ACCRUED OR ONE YEAR AFTER THE BREACH WAS OR SHOULD HAVE BEEN DISCOVERED BY THE NON-BREACHING PARTY, WHICHEVER IS LATER BUT IN NO EVENT LONGER THAN TWO (2) YEARS AFTER THE TERM.

    ARTICLE 6.
    QUALITY CONTROL AND ASSURANCES

    Specifications; Modifications.
      Prior to submitting the application for approval by the applicable Regulatory Authority of an ANDA or Marketing Authorization, Orchid shall have full discretion to make changes to the Specifications. Orchid shall provide Alpharma with notice of any such Specification changes.
      In the event Orchid reasonably desires to change an ANDA or Marketing Authorization which has already received Regulatory Approval and such change is not required by the Regulatory Requirements, Orchid may implement such change at its cost and expense, provided that such change does not affect the Regulatory Approval. In the event Alpharma reasonably desires that Orchid implement a change in an ANDA or Marketing Authorization which has already received Regulatory Approval, Alpharma shall inform Orchid in writing. Orchid shall inform Alpharma of the amount of the estimated additional costs it would incur due to the modifications, if any. Upon receipt of such cost estimate, Alpharma shall make a final determination on whether to implement Alpharma's desired change and Alpharma shall promptly pay Orchid for Orchid's expenses in implementing upon receipt of an invoice by Orchid, provided that such change does not affect the Regulatory Approval. Notwithstanding the foregoing, Orchid shall bear any required capital expenditures to the manufacturing facility necessary to manufacture Products with the revised ANDA and/or Marketing Authorization and Alpharma shall bear any required expenditures relating to changing and/or updating its Marketing Activities and materials as a consequence to such modification. In the event either party notifies the other party that Regulatory Authorities require a change to an ANDA or MA which has already received Regulatory Approval the parties shall discuss such required change and shall split the costs and expenses of implementing such change 50-50. Notwithstanding anything to the contrary, if Orchid is technically unable or it is commercially unfeasible for either party to comply with a request by the Regulatory Authorities to change the ANDA or MA after approval, either party can request that the relevant Product become non-exclusive for both parties for the individual country in which the modification is required in which event Alpharma can continue to utilize the relevant Regulatory Approvals and Data. If Orchid at a later stage were to manufacture the Product, at Alpharma's request Orchid shall continue to supply the Product to Alpharma at an amount equal to ****.
      Quality Provisions. Orchid and Alpharma shall negotiate in good faith the terms of a Quality Agreement which the parties shall strive to finalize no later than 60 days after the Effective Date. Once agreed upon, the Quality Agreement shall be appended to this Agreement as Exhibit D and made part hereof. In the event there is any conflict in the terms and provisions of this Agreement and the Quality Agreement, the provisions of this Agreement shall control.
    Manufacturing Requirements. Orchid shall manufacture and supply the Products to Alpharma in accordance with the Specifications, the Manufacturing Procedures, MA's, ANDAs, and Applicable Laws.
    Storage Requirements. Orchid shall store all API and other raw materials, in-process and finished Products under such conditions that the quality of such materials and the Products manufactured therefrom are not affected. Storage and handling of the foregoing shall be in accordance with the provisions of all Applicable Laws, the Specifications and the instructions of the manufacturer of such API and raw materials. API and other raw materials shall not be used by Orchid beyond the shelf life required under Applicable Laws or the Specifications. Upon delivery of the Products from Orchid in accordance with Section 3.9, Alpharma shall be responsible for and shall store and distribute all Products in accordance with the provisions of all Applicable Laws and the Specifications and any reasonable instructions of Orchid.
    Maintenance of Orchid Facility and Equipment. Orchid shall maintain all equipment utilized in the manufacture and supply of Products hereunder in good operating condition and shall maintain the Orchid Facility and such equipment in accordance with, or in a manner that shall meet or exceed the requirements of all Applicable Laws.
    Quality Tests and Checks. Orchid, at its expense, shall perform all stability, validation, API and other raw material and in-process and finished product tests or checks required by the Specifications and Applicable Laws in order to assure the conformity of the API and raw materials and the Products to the Specifications and the quality of the Products manufactured and supplied hereunder. Orchid shall supply to Alpharma a certificate of analysis and a certificate of compliance with respect to each batch of Product supplied hereunder in the form and at the time required by the Quality Agreement.
    Non-conforming Materials and Product.
      Orchid shall not use any API or other raw materials that do not comply with the Specifications and Applicable Laws. Orchid shall promptly contact Alpharma in the event that Orchid considers any API or other raw material to be, or to have the potential of being unacceptable or non-conforming. Orchid shall be responsible for pursuing all resolutions with the applicable supplier of non-complying/rejected API and other raw materials and arranging replacement on a timely basis to allow Orchid to produce the Products in accordance with Alpharma's firm purchase orders.
      No Product shall be released for shipment by Orchid unless such Product complies with the Specifications and all Applicable Laws. Orchid shall advise Alpharma of any known noncompliance and of the testing or inspection results of such batch or batches of Product as provided in the Quality Agreement. Products that do not strictly comply may be released only with the prior written approval of Alpharma.
    Rejection of Products.
      Within forty-five (45) calendar days following receipt by Alpharma of any given shipment of Products hereunder, Alpharma shall have the right to give Orchid written notice of rejection of any part of such shipment of Products that fails to meet the Specifications, or Applicable Law; provided however, that provision of notice of rejection of any shipments of Products where there are latent defects (defects not reasonably ascertainable upon a physical inspection of the Product) in the shipped Products can be brought by Alpharma within twenty calendar (20) days of actual discovery thereof by Alpharma or an Affiliate, or when a reasonable person should have discovered the defect, whichever is sooner. The parties agree that such notice period is reasonable. Failure to give timely notice, as provided above, shall be deemed irrevocable acceptance of such Products but shall not in any event limit Orchid's liability under Section 9.1 hereof.
      Alpharma shall return (in accordance with Orchid's shipping instructions) any shipments of Products (or portions thereof) properly rejected pursuant to subsection 6.7.1 to Orchid at Orchid's expense, and at Alpharma's option such Products shall either be (i) replaced by Orchid as quickly as possible at Orchid's expense and the payment in respect of such quantities shall be postponed until such replacement quantities are received and accepted by Alpharma or (ii) Orchid shall refund any amounts paid in respect of such quantities to Alpharma.
    Responsibility for Rejected Products and Materials. Products rejected pursuant to Section 6.7 hereof and received back by Orchid shall be properly tagged and isolated and shall not be released without the prior written approval of Alpharma. Alpharma shall not be required to pay for any Product that is properly rejected unless it has been replaced by Orchid. All Products rejected pursuant to Section 6.7 shall be removed (if applicable) and disposed of by Orchid, at its cost and expense, in a manner consistent with Applicable Laws.
    Maintenance and Retention of Records and/or Samples. Orchid shall maintain detailed records with respect to API and other raw material usage and finished Product production as set forth in the Quality Agreement.
    Regulatory Contacts Relating to Orchid Facility.
      Orchid shall be solely responsible for all contacts and communications with respect to Regulatory Standards (other than as set forth in Section 2.2.2) relating to the Orchid Facility, including matters relating to obtaining all requisite approvals (including with respect to Product pre-approval inspections) under the FDA Act or the European Acts to establish the Orchid Facility as an approved site to manufacture the Products and API hereunder. Orchid shall promptly notify Alpharma, and in no event later than five (5) business days after it receives or sends any contact or communication from or to any Regulatory Authority that in any way relates to a Product or API used in the Product.
      Orchid shall provide Alpharma with copies of all communications received from or sent to any Regulatory Authority regarding the Orchid Facility, including, but not limited to the FDA, with respect to, or affecting, any Product or API manufactured at the Orchid Facility, and in no event later than three (3) days, after receipt or sending of the communication, by Orchid at the Orchid Facility as the case may be. Orchid shall consult with Alpharma regarding the response to any inquiry or observation from a Regulatory Authority relating to a Product or API manufactured at the Orchid Facility. Orchid shall comply with all reasonable requests and comments by Alpharma with respect to all contacts and communications with a Regulatory Authority and shall use its reasonable best efforts to satisfy any Regulatory Requirements related to or discovered by said inspections or communications regarding the Orchid Facility.
    Customer Complaints; Recalls.
      Alpharma, after consultation with Orchid, shall make all final decisions with respect to any complaint, Adverse Drug Experience Report or Serious Adverse Drug Experience Report (each as defined in the Quality Agreement), or any Product recall, market withdrawals or any other corrective action related to the Products sold by Alpharma or its Affiliates in the Territory, provided however, if Orchid demonstrates to Alpharma that one or both of the parties would most likely be deemed negligent for not initiating a recall, withdrawal or taking other remedial action in order to avoid personal injury to consumers of the Product, liability to Customers or third parties or violations of Applicable Laws and Alpharma does not agree thereafter to take appropriate action based on Orchid's demonstration, Orchid shall not be liable for any damages or indemnity obligations arising from such inaction which could have been otherwise prevented or mitigated and Alpharma shall indemnify and hold Orchid harmless from any third party claims or third party Losses resulting therefrom.
      Orchid shall assist Alpharma (at Alpharma's sole cost and expense unless provided to the contrary below), to the extent necessary or relevant, in (i) investigating complaints regarding any Product sold by Alpharma or its Affiliates hereunder, including, but not limited to testing of the Product in accordance with appropriate testing procedures, and (ii) implementing withdrawals or recalls of Products (whether required by a Regulatory Authority or voluntarily undertaken). Each party shall notify the other party in accordance with the terms of the Quality Agreement of any complaints concerning the Product or the Regulatory Authorities directions to withdraw or recall the Product. Upon the receipt by either party of any direction to withdraw or recall a Product from the Territory by any Regulatory Authority having jurisdiction, the receiving party shall notify the other party. Notwithstanding the foregoing, if any such withdrawal or recall results from a Manufacturer Error, storage or handling until the Products have been received by Alpharma, Orchid shall reimburse Alpharma for (i) the direct costs incurred by Alpharma to effect the withdrawal or recall and (ii) any Supply Price paid to Orchid by Alpharma in respect of such recalled or withdrawn Products.
      Except as otherwise expressly stated herein, the party holding the Regulatory Approval for a Product subject to this Section shall be responsible for making any reports or taking any other action required by the Applicable laws of the holder of the Regulatory Approval.

    ARTICLE 7.
    INTELLECTUAL PROPERTY RIGHTS

    Rights to Data. Alpharma understands and agrees that as between Orchid and Alpharma all data, materials, plans, reports, test results and other information generated and/or utilized by Orchid in the development and manufacture of the Products including, but not limited to the Specifications and Manufacturing Information (altogether, "Data") is Orchid's property (or as to US Data, the property of Orchemus Pharma Inc.) and to the extent not publicly made available as required under Article 14.2 of this Agreement, Orchid's Confidential Information. Notwithstanding the foregoing, (and without expanding the warranties given in this Agreement) Alpharma and its Affiliates shall have a non-exclusive perpetual right and license to utilize the Data, set forth in the Dossiers, ANDA's and MA's. With regard to the European Territory Alpharma may only permit a third party to utilize such Data in accordance with the provisions contained in Section 2.3.2 (a). Neither party shall use Data to generate parallel ANDA's or MA's. However, Alpharma shall be entitled to generate parallel MA's for use by third parties as stated in Section 2.3.2 (a) and Orchid shall be entitled to generate parallel MA's as stated in Section 2.2.2.

    General Ownership. Each Party shall own its own pre-existing Intellectual Property Rights. Each Party agrees to promptly and fully disclose any and all newly created intellectual property relating to the Products to the other Party. In the event the Parties jointly develop intellectual property related to a Product, then the Parties shall jointly control and own such intellectual property (unless otherwise agreed to in writing) except that any and all ANDAs in the U.S. Territory, any parallel Product Dossiers and Marketing Authorizations for countries in the European Territory and any patent rights associated with Orchid's process or method of manufacture or production of the Products shall be owned solely and exclusively by Orchid or Orchemus Pharma Inc., as stated in this Agreement. Each Party shall protect its Intellectual Property Rights (and Orchid shall cause Orchemus Pharma Inc. to protect its Intellectual Property Rights) including its respective regulatory filings and Regulatory Approvals.
    Claim of Infringement. In the event of either party becoming aware of any third party Intellectual Property Right which may be potentially infringed by the manufacture, use or sale of any one or more of the Products in the Territory, or receiving a notice alleging any such infringement, that party shall promptly notify the other party. The parties shall consult and cooperate with each other on what action should be taken and subject to the provisions of Article 7, 8 and 9, each party shall be at liberty to determine in its sole discretion its conduct in relation to the possible or alleged infringement.
    Cooperation. The parties agree that neither party shall take or omit to take any step in relation to any potential or alleged infringement of a third party Intellectual Property Right which may materially affect Orchid's manufacture of any Products or Orchid's API's hereunder or Alpharma's sale of Products or any other rights (including, but not limited to, Intellectual Property Rights) of either party under this Agreement, without first receiving the written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed).
    Procedure to Investigate and Defend a Claim. Orchid, upon receiving any written request from Alpharma, shall promptly provide Alpharma with reasonable access to information about, and personnel knowledgeable about the Product, including the Orchid API which is subject to a claim of third party Intellectual Property Right, its formulation and process of manufacture to enable Alpharma to:
      ascertain whether the manufacture, use, promotion, sale or other distribution of the Product in the Territory shall infringe any existing patent or other third party Intellectual Property Rights; and
      determine its conduct in relation to any proceedings alleging infringement of a patent or other third party Intellectual Property Right in the Territory.
      Orchid shall manage and control such claims of Intellectual Property Right infringement described in Section 7.5, and not covered in Article 8 or Article 9 (for the avoidance of doubt including Section 5.1.4. refered to in Article 9.1), including the acceptance of any proposed settlement even though it is likely that the litigation will be in Alpharma or its Affiliates name. Notwithstanding the foregoing, Orchid may not enter into a settlement agreement which may have a detrimental effect on Alpharma or its Affiliates without Alpharma's prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Alpharma shall reasonably cooperate with Orchid in the defense thereof and, subject to Orchid's right to control, shall, at its cost, be permitted to participate in the defense of such litigation. Orchid shall provide Alpharma with copies of all correspondence related to the litigation as soon as possible and no later than 5 days after it has received or sent such correspondence. The direct out-of-pocket expenses of the litigation described in this Section 7.5 and any judgment or award therefrom incurred by each party in good faith shall be paid by Orchid, provided that, Orchid shall have no liability under this Section 7.5.3 with respect to any Patent Infringement Damages (as defined in Section 1.66) and/or any damages which are already covered under Articles 8 and/or 9. The mutual consent of Orchid and Alpharma shall be required in order to accept any proposed settlement with the plaintiff with regard to any claims under or in connection with the litigation, such consent not to be unreasonably withheld, conditioned or delayed.

    Applicability of Article. The provisions of Sections 7 shall not apply to any claims or controversies already covered under Article 8. Section 7.5.3 shall only be applicable with respect to each Product in each country until the Product Termination Date or a Product Termination Event for such Product, whichever is earlier.

    ARTICLE 8.
    PARAGRAPH IV PRODUCT LITIGATION

    Paragraph IV Litigation. If and when Orchid or Alpharma discovers that an action has been brought under 35 U.S.C. section 271(e)(2)(A) of the Drug Price Competition and Patent Term Restoration (Hatch-Waxman) Act, as amended against Orchid or Alpharma by a patent holder with respect to a Paragraph IV Product ("Paragraph IV Litigation"), Orchid or Alpharma, as applicable, shall give the other party prompt written notice of such Paragraph IV Litigation. The Paragraph IV Litigation shall be defended by Orchid in accordance with the provisions of Section 8.2 unless, within ten (10) business days of its receipt of notice of the Paragraph IV Litigation, Alpharma provides Orchid written notice that it, or one of its Affiliates, desires to control the Paragraph IV Litigation pursuant to Section 8.3. The Parties will enter into a joint defense agreement no later than 60 days after the Effective Date. Once agreed upon, the joint defense agreement shall be appended to this Agreement as Exhibit F and made part hereof.
    Defense by Orchid. In the event Orchid or one of its Affiliates shall manage and control the Paragraph IV Litigation, Alpharma shall reasonably cooperate with Orchid in the defense of the Paragraph IV Litigation. The direct out-of-pocket expenses of the Paragraph IV Litigation incurred by either party in good faith shall be paid **** percent (****%) by Orchid and **** (****%) by Alpharma. The mutual consent of Orchid and Alpharma shall be required in order to accept any proposed settlement with the plaintiff with regard to any claims under or in connection with the Paragraph IV Litigation, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, if Alpharma is in favor of entering into a settlement of the Paragraph IV Litigation, pursuant to which Alpharma (or any of its Affiliates) becomes an authorized distributor in the U.S. Territory of an authorized Generic Product, based upon a product that is manufactured or supplied by the plaintiff or its designee, Alpharma shall inform Orchid hereof as soon as reasonably possible and Orchid, upon Alpharma's request, shall enter into such a settlement so long as the settlement does not require any monetary payments or additional obligations than already stated in this Agreement by Orchid, and, in such event, in lieu of any payment under Section 3.5.6, Alpharma agrees to share any Net Profits earned by Alpharma and its Affiliates (for avoidance of doubt, after any payments due to the plaintiff in said Paragraph IV Litigation) during the first 180 days from the distribution of such authorized Generic Product in the ratio of **** percent (****%) of the Net Profits to Alpharma and **** percent (****%) of the Net Profits to Orchid. To the extent Alpharma continues to purchase the Product from said third party after the first 180 days, until the Product Termination Date, in lieu of any payment under Section 3.5.6, Alpharma shall share any Net Profits earned by Alpharma and its Affiliates in the ratio of **** percent (****%) of the Net Profits to Alpharma and **** percent (****%) of the Net Profits to Orchid and Alpharma's obligation hereunder to purchase said Product for the US Territory from Orchid shall be inapplicable.
    Defense by Alpharma. In the event Alpharma, or one of its Affiliates, has requested to manage and control the Paragraph IV Litigation, Orchid shall reasonably cooperate with Alpharma and/or its Affiliate in the management of the Paragraph IV Litigation. The direct out-of-pocket expenses of the Paragraph IV Litigation incurred by either party in good faith shall be paid **** percent (****%) by Orchid and **** percent (****%) by Alpharma. The mutual consent of Orchid and Alpharma shall be required in order to accept any proposed settlement with the plaintiff with regard to any claims under or in connection with the Paragraph IV Litigation, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, if Alpharma is in favor of entering into a settlement of the Paragraph IV Litigation, pursuant to which Alpharma (or any of its Affiliates) becomes an authorized distributor in the U.S. Territory of an authorized generic Product, based upon product that is manufactured or supplied by the plaintiff or its designee, Alpharma shall inform Orchid hereof as soon as reasonably possible and Orchid, upon Alpharma's request, shall enter into such a settlement so long as the settlement does not require any monetary payment or additional obligations than already stated in this Agreement by Orchid and, in such event, for the period of time during which Alpharma continues to purchase the Products from said third party, but not in any event past the Product Termination Date, in lieu of any payment under Section 3.5.6, Alpharma agrees to share any Net Profits earned by Alpharma and its Affiliates from the distribution of such authorized Generic Product in the ratio of **** percent (****%) of the Net Profits to Alpharma and **** percent (****%) of the Net Profits to Orchid and Alpharma's obligation hereunder to purchase said Product for the US Territory from Orchid shall be inapplicable.
    Net Profit Payments. "Net Profits" shall mean Net Sales less ****. Any payments to Orchid pursuant to Sections 8.2 or 8.3 based upon Alpharma's, (and/or its Affiliates') Net Profits shall be made on a quarterly basis within forty five (45) days after the end of each calendar quarter and shall be accompanied by a quarterly statement detailing the units sold, Net Sales, Net Profits actually received and collected by Alpharma (and/or its Affiliates) during the prior fiscal quarter in respect of the Commercial Sale and distribution of the generic version of the Product and the related amount of such Net Profits due to Orchid.
    Withdrawal from Paragraph IV Litigation Process. At anytime prior to the entry of a Final Decision with respect to a particular Paragraph IV Litigation, either party may decide to withdraw and cause its Affiliates to withdraw from all of its obligations with respect to said Paragraph IV Litigation (the "Withdrawing Party"), by giving written notice to the other party (the "Non-Withdrawing Party"); provided that, if Orchid is the Withdrawing Party, Orchid shall permit Alpharma to carry on such litigation defense in Orchid's name. Upon the delivery of any notice described in the preceding sentence (a) all of the rights and obligations of the Withdrawing Party and/or its Affiliates set forth in this Article 8 with respect to such Paragraph IV Litigation (except as set forth in the proviso below) shall immediately terminate and (b) the Non-Withdrawing Party shall thereupon have all rights to said ANDA, if any granted, within the U.S. Territory, free and clear of any obligations to the Withdrawing Party and its Affiliates created by this Agreement, provided however, if Orchid withdraws, then upon Launch (other than a Launch through the use of an authorized generic in which event profits would be split as set forth in Section 8.2 and Section 8.3) in such case, ****. The provisions of this Section shall not limit or affect either party's ability to withdraw from such Litigation without losing its rights hereunder to be the Exclusive Seller or Exclusive Supplier, as applicable, with respect to such Product if such withdrawal is in connection with (i) both parties' mutual decision to amend the Product's Regulatory filing from a Paragraph IV Product to a Paragraph III Product or (ii) both parties' decision to enter into a settlement agreement with the plaintiff in such Litigation setting forth the manner, means and circumstances under which Orchid may manufacture and Alpharma may commence marketing the Product. Notwithstanding the foregoing, the Withdrawing Party shall promptly pay the Non-Withdrawing Party its pro rata portion of the Paragraph IV Litigation costs and expenses incurred up and until such withdrawal. Orchid may, in its discretion, refuse to supply Product pursuant to the requirements of (b) above or Section 8.6.1 below, unless and until Alpharma has provided Orchid with an opinion of outside reputable patent counsel to the effect that the manufacture and sale of the Product does not violate the patents at issue in the Paragraph IV Litigation or that said patents are invalid.
    Alpharma Commercial Sales Prior to Final Decision. In the event that Alpharma, or one of its Affiliates, decides to commence Commercial Sale of a Paragraph IV Product prior to a Final Decision, and Alpharma has not withdrawn from the Paragraph IV Litigation pursuant to Section 8.5 it shall give written notice of such decision to Orchid. Within seven (7) days of the date of such notice Orchid shall inform Alpharma in writing either that it (i) disagrees with the decision to commence Commercial Sale of the Paragraph IV Product or (ii) agrees with and is willing to participate in the decision to commence Commercial Sale of the Paragraph IV Product.
      In the event that Orchid disagrees with the decision to commence Commercial Sale of a Paragraph IV Product prior to a Final Decision, (i) it shall continue to supply the Paragraph IV Product, unless prevented from doing so pursuant to a court order (e.g., a thirty months stay) or permitted to do so pursuant to the last sentence of Section 8.5, pursuant to all of the provisions of Article 3 (except that (i) it shall only have the right to receive payment of **** and (ii) Alpharma shall indemnify, defend and hold Orchid and its Affiliates harmless from any Patent Infringement Damages and any other damages awarded, and bear all costs thereof.
      In the event Orchid agrees with and is willing to participate in the commencement of Commercial Sale of a Paragraph IV Product prior to a Final Decision (i) Orchid shall indemnify Alpharma, and Alpharma shall indemnify Orchid for **** percent (****%) of any Patent Infringement Damages and any other damages and (ii) Alpharma or its Affiliates shall retain all payments to Orchid regarding such Product prior to the date of the Final Decision and may first utilize such funds towards the payment of any Patent Infringement Damages for each party (i.e. each party is to receive the benefit of ****% of the Net Sales towards their indemnity obligation) before paying any excess amount (if any) to Orchid for its **** and payments due to Orchid pursuant to Section 3.5.6 (Amount of Additional Payment) and due to Alpharma for its **** and (iii) all other provisions of this Agreement shall remain in full force and effect with respect to such Paragraph IV Product. For avoidance of doubt, the funds retained under (ii) above shall not in any way limit the full amount of the indemnification set forth in (i) above.

    ARTICLE 9.
    INDEMNIFICATION

    Orchid's Indemnification of Alpharma. Orchid agrees to defend Alpharma, its Affiliates and the officers, directors, employees and agents of each of them, from and against any and all suits, proceedings or other such claims by third parties ("Third Party Claims") which are based on, and indemnify and hold harmless such persons and entities from all Losses arising in connection with such Third Party Claims and to the extent caused by (i) any breach of its representation and warranty set forth in Article 5; (ii) any personal injury, death or property damage caused by the possession, use or consumption by any person of any Product for reasons attributable to Manufacturer Error or storage or handling of Products before received by Alpharma; or (iii) the matters relating to Patent Infringement Damages as provided for in Articles 7 and 8.
    Alpharma's Indemnification of Orchid. Alpharma agrees to defend Orchid, its Affiliates and the officers, directors, employees and agents of each of them, from and against any Third Party Claims which are based on, and indemnify and hold harmless such persons and entities from all Losses to the extent caused by (i) any breach of its representations and warranties set forth in Article 5; (ii) the possession, use or consumption by any person of any Product supplied by Orchid under this Agreement for which Orchid does not have an indemnification obligation as set forth in Section 9.1 above.; or (iii) the matters relating to Patent Infringement Damages as provided for in Section 8.6.1 and Section 8.6.2.
    Assertion of Claim. In the event that any third party Claim is asserted against any party entitled to indemnification pursuant to Sections 9.1 or 9.2, or any such person is made a party defendant to such Third Party Claim, and the Third Party Claim involves a matter which is subject to a claim for indemnification under this Section 9, then such party (an "Indemnified Party") shall promptly give written notice to the other party or parties (the "Indemnifying Party") of such Third Party Claim and such Indemnifying Party shall have the right to control the defense of said Third Party Claim, at such Indemnifying Party's own cost and expense except that, the Indemnified Party shall have the right to join in the defense of said Third Party Claim at its own cost and expense. In no event shall a party institute, settle or otherwise resolve any Third Party Claim relating to the any trademarks, patents or other intellectual property of or licensed to the other party without the prior written consent of the other party.
    Settlement. In no event shall the Indemnified Party be entitled to settle any of the above-mentioned claims without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Indemnifying Party shall not settle any claim without the Indemnified Party's written consent, which shall not be unreasonably withheld or delayed, unless such settlement is solely monetary.

    ARTICLE 10.
    INSURANCE

    Comprehensive and General Liability Insurance. Each party shall maintain comprehensive general liability insurance, including blanket contractual liability insurance covering the indemnification, defense, and hold harmless agreements and other obligations of that party under this Agreement throughout the Term, and for at least (3) years thereafter, which insurance shall afford limits of not less than Five Million US Dollars ($5,000,000) in the aggregate, and Five Million US Dollars ($5,000,000) for each occurrence, for bodily injury, liability, personal injury liability, products liability, property damage liability, contractual liability, and completed operations liability. Each party shall be named as an additional insured on the insurance required hereunder of the other party.
    Certificate of Insurance. Each party shall provide to the other, upon request, a Certificate of Insurance evidencing the above coverage, within sixty (60) days after the execution of this Agreement. Such Certificate of Insurance shall show the name of the party, the name of the issuing company, the type of insurance, the policy number, the effective date, the expiration date, and the limits of liability. The insurance shall provide for a minimum of thirty (30) days written notice to the recipient of the Certificate of cancellation of material change in the insurance.

    ARTICLE 11.
    TERM AND TERMINATION

    Term. The term of this Agreement (the "Term") shall commence on the date hereof and shall continue with respect to each Product on a country- by-country basis until the Product Termination Date and with respect to the Agreement until the last remaining Product set forth in Exhibit B has reached the Product Termination Date or earlier pursuant to Section 11.2.
    Termination.
      Termination with Respect to an Individual Product and an Individual Country. Except as otherwise set forth in Section 11.1 this Agreement may be terminated with respect to an individual Product and in an individual country on the earlier of: (i) a Product Termination Event for the Product; (ii) the Product Termination Date for such Product; or (iii) on such date as the parties elect to delete a Product in an individual country by mutual written consent; or
      Termination with Respect to the Agreement in its Entirety. Except as otherwise set forth in Section 11.1, this Agreement may be terminated in its entirety by either party immediately upon written notice by one party to the other of the occurrence of a Termination Event.
      Effect of Termination.
        If the Product Termination Event triggering termination of an individual Product in an individual country under Article 11.2.1 occurs due to a material breach of this Agreement by Orchid (such materiality to be viewed with respect to all of the obligations for such Product in an individual country as per Article 1.73), Alpharma may continue to utilize on a non-exclusive basis, the ANDA and shall continue to receive ****% of Orchid's net revenue as provided for in Article 2.3.2 (a) and ****% of Orchid's net revenue as provided for in Article 2.7 until the date which in the absence of such Orchid's material breach would have been the Product Termination Date provided that Alpharma continues to meet its obligations under Article 2.3.2 (a) and Article 2.7 respectively. In addition Alpharma shall continue to have a perpetual right to the Dossier and Marketing Authorizations for the European Territory as well as the Data as provided for in Article 7.1.
        If the Product Termination Event triggering the termination of an individual Product in an individual country under Article 11.2.1 occurs due to a material breach of this Agreement by Alpharma (such materiality to be viewed with respect to all of the obligations for such Product in an individual country as per Article 1.73), Alpharma shall not be entitled to utilize the ANDAs and Orchid shall not be required to share with Alpharma ****% of Orchid's net revenue as provided for in Article 2.3.2 (a) and ****% of Orchid's net revenue as provided for in Article 2.7 solely for the individual Product and the individual country affected, as applicable. However, Alpharma shall continue to have a perpetual right to the Dossier and Marketing Authorizations for the European territory as well as the Data as provided for in Article 7.1.
        If the Termination Event triggering termination of the Agreement in its entirety under Article 11.2.2 occurs due to Orchid's fault as per Article 1.85, Alpharma may continue to utilize on a non-exclusive basis the ANDA for each of the Products and shall continue to receive ****% of Orchid's net revenue as provided for in Article 2.3.2 (a) and ****% of Orchid's net revenue as provided for in Article 2.7 until the date which in the absence of such Termination Event occurring due to Orchid's fault would have been the Product Termination Event for each such Product provided that Alpharma continues to meet its obligations under Article 2.3.2 (a) and Article 2.7 respectively. In addition, Alpharma shall continue to have a perpetual right to the Dossier and Marketing Authorizations for the European Territory as well as the Data as provided for in Article 7.1.
        If the Termination Event triggering termination of the Agreement in its entirety under Article 11.2.2 occurs due to Alpharma's fault as per Article 1.83, Alpharma shall, not be entitled to utilize any of the ANDAs and Orchid shall not be required to share with Alpharma ****% of Orchid's net revenue as provided for in Article 2.3.2 (a) and ****% of Orchid's net revenue as provided for in Article 2.7. However, Alpharma shall, continue to have a perpetual right to the Dossier and Marketing Authorizations for the European Territory as well as the Data as provided for in Article 7.1.
        The exercise of the option to utilize the ANDA under 11.2.3 (a) and (c) above or the right to continue to use the Dossiers and Marketing Authorizations and Data under 11.2.3 by Alpharma shall not in any way limit Orchid from manufacturing and marketing the Products in the Territory by itself or through a Third Party based on the ANDAs, US Data, Data, Dossiers and Marketing Authorisations following the exercise of such option.
      Non-exclusivity. Notwithstanding anything to the contrary, the parties may agree by mutual written consent or as otherwise provided in this Agreement to make a Product non-exclusive with respect to an individual Territory or country. In such case and only if Orchid is able to manufacture the Product at the agreed upon Supply Price, Alpharma may continue to source the manufacture of the Product from Orchid and shall pay Orchid ****, unless another price is agreed to by Alpharma and Orchid. To the extent a Product becomes non-exclusive there shall be no obligation to make payments pursuant to Section 3.5.6.
      Survival. Sections 2.3, 4.2, 5 (for as long as stated in Article 5.3), 7.1 , 9, 11, 13, 14.2, 14.3, 14.7, 14.9 and 14.10 and any other provisions required to interpret and enforce the parties' rights and obligations under this Agreement shall survive the termination of this Agreement to the extent required for the full observation and performance of this Agreement by the parties in accordance with its terms.
      Remedies not Exclusive. No exercise by a party of any right of termination or any other given remedy hereunder (except to the extent stated otherwise) shall constitute a waiver of any right of a party for recovery of any monies then due to it hereunder or any other right or remedy, including without limitation a remedy for breach of contract, a party may have by law or by this Agreement.

    ARTICLE 12.
    STEERING COMMITTEE

    Steering Committee. The parties shall form a Steering Committee, consisting of four executives from Alpharma and four executives from Orchid (and an alternate member from each party who shall be empowered to act in the absence of the regular member of the Committee). The Steering Committee shall meet at least once each calendar quarter to discuss the operations and activities to be undertaken pursuant to this Agreement, including, but not limited to, the selection of Products, assignment of Milestone Timetable (including, but not limited to Product Launch Dates), Development Activities, Regulatory Activities, Supply Price, Marketing Activities, Product quality and delivery, Intellectual Property Rights, Paragraph IV Products (including the review and approval if the IP/formulation plan for each such Product) and any other issues (or disputes in accordance with Section 13.1) as to which there is a need for coordination between the parties. The actions of this Committee can only be taken by unanimous agreement of the members and, once taken shall be subscribed in a writing signed by the Steering Committee members, which shall be binding on the parties hereto. Either party may include additional executives of Orchid or Alpharma, on a non-voting basis, in the meetings of the Steering Committee, as deemed necessary by either party to facilitate discussions on an as-needed basis.
    Additional Products. Orchid and Alpharma shall work together through the Steering Committee to identify and develop additional products for each year of future development. Upon mutual agreement, such additional products shall be identified and added to the Agreement (under the same development, payment and other terms and conditions hereof) from time to time as agreed by the parties.

    ARTICLE 13.

    RESOLUTION OF DISPUTES; ARBITRATION

    Dispute Resolution.
      The following dispute resolution process shall apply to all disputes which arise under this Agreement (the "Dispute Resolution Process"). In the event of any dispute under this Agreement, the disputing party shall provide written notice of the dispute to the other parties detailing such dispute.
      Within ten (10) business Days from the date of the writing notice referred to in Subsection 13.1.1., the Steering Committee, and any other personnel they designate to assist them, are obligated to meet at a mutually acceptable time and place or via phone or teleconference, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the Steering Committee is unable to resolve the dispute within fifteen (15) business days of their first meeting, the matter shall be referred to a senior board level manager of each of the parties.
      Within five (5) business days of the dispute being referred to a senior board level manager, the senior board level managers and any other individuals they designate to assist them shall meet at a mutually acceptable time and place or via phone or teleconference, to exchange relevant information and to attempt to resolve the dispute.
      If the senior board level managers of the Parties are unable to resolve the matter within three (3) business days after the five (5) business days referred to in Section 13.1.3, any party to the dispute may initiate binding arbitration of the dispute as provided for in Section 13.2, or pursue other legal proceedings to the extent Section 13.2 of the Agreement is not applicable.
      Each party shall be responsible for its own travel (to the extent necessary) and related expenses during the Parties' attempt to resolve the dispute. Nothing in this Article 13 shall be deemed to waive the right of any party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm.
    Arbitration. Except as otherwise set forth in Article 13.1.5, All disputes between the parties arising out of or relating to this Agreement and not settled through the Dispute Resolution Process set forth above shall be resolved through final and binding arbitration. Such arbitration shall be conducted by a single arbitrator in New York, New York in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association ("AAA"). Such arbitrator shall be selected by the mutual agreement of the parties or, failing such agreement within thirty (30) days of the request for arbitration, shall be selected by the AAA in accordance with its then-current rules. The parties shall bear the costs of the arbitrator equally. The prevailing party in any arbitration shall be entitled to its reasonable attorneys' fees, experts' fees, and costs including the costs of arbitration in addition to any other amount of recovery ordered by such arbitrator. The arbitrator may not award punitive or multiple damages. Judicial enforcement of such arbitrator's award may be entered in any court of competent jurisdiction.

    ARTICLE 14.
    MISCELLANEOUS

    Entire Agreement; Amendment. This Agreement , including the exhibits and schedules attached hereto and the Quality Agreement, contain the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous verbal and written letters, agreements, representations and warranties. In the event of any conflict between the terms and provisions of this Agreement and any exhibit, schedule or purchase order provided hereunder, the terms and provisions of this Agreement shall control. This Agreement may be released, waived or modified only by written agreement signed by the party against whom enforcement of any release, waiver, modification, or other change is sought.
    Confidentiality. Orchid and Alpharma shall not use, except in connection with this Agreement, nor disclose any information concerning the other party's business or any proprietary information of the other party, including any patent applications, patents, trade secrets, confidential knowledge, data or other similar information ("Confidential Information") without the prior written consent of such other party. The obligation of non-disclosure referred to above shall not apply to:
      information which is known to the receiving party or one of its Affiliates prior to the time of disclosure or independently developed by the receiving party or one of its Affiliates in each case, to the extent evidenced by written records;
      information disclosed to the receiving party by a third party which has a right to make such disclosure;
      information which is or becomes patented, published or otherwise part of the public domain as a result of acts by the disclosing party or a third person obtaining such information; or
      information which is required to be disclosed by rule, regulatory or order of the FDA, Securities and Exchange Commission or similar authority in other countries or a court of competent jurisdiction; provided that the parties shall use their best efforts to obtain confidential treatment of such information by the court or agency.
    Force Majeure. Failure of any party to perform its obligations under this Agreement as a result of Force Majeure shall not subject such party to any liability or place it in breach of any term or condition of this Agreement to the other party if such failure is caused by any cause beyond the reasonable control of such non-performing party. The party prevented from performing its obligations or duties because of Force Majeure shall promptly notify the other party hereto of the occurrence and particulars of such Force Majeure and shall provide the other party, from time to time, with its best estimate of the duration of such Force Majeure and with notice of the termination thereof. The party so affected shall use its reasonable best efforts to avoid or remove such causes of nonperformance. Upon termination of the Force Majeure event, the performance of any suspended obligation or duty shall promptly recommence. Neither party shall be liable to the other party for any direct, indirect, consequential, incidental, special, punitive or exemplary damages arising out of or relating to the suspension or termination of any of its obligations or duties under this Agreement by reason of the occurrence of Force Majeure. In the event that Force Majeure has occurred and is continuing for a period of at least ****, the other Party shall have the right to terminate this Agreement upon thirty (30) days notice. In the event of such termination under this Article 14.3 by Alpharma, Alpharma may, after termination on a non-exclusive basis continue for a period of 4 years from the date of termination to utilize the ANDA just as Alpharma for the same period of time shall continue to receive ****% of Orchid's net revenue as provided for in Article 2.3.2 (a). For the avoidance of doubt a termination based on a Force Majeure event, does not effect Alpharma's perpetual right to the Dossier and Marketing Authorizations for the European Territory, nor Alpharma's right to use the Data as provided for in Article 7.1. In such an event, neither party shall have any further obligations towards each other. However, when the Force Majeure event has terminated the parties will meet and discuss whether it may be beneficial to both parties to commence the business relationship for the product in question on a non-exclusive bases.
    Waiver. The failure of a party to enforce any breach or provision of this Agreement shall not constitute a continuing waiver of such breach or provision and such party may at any time thereafter act upon or enforce such breach or provisions of this Agreement. Any waiver of breach executed by either party shall affect only the specific breach and shall not operate as a waiver of any subsequent or preceding breach.
    Assignment. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and approved assigns, provided neither party may assign this Agreement without the prior written consent of the other party except that no consent shall be required if such assignment is in connection with a Change of Control provided the surviving party agrees to be bound by the terms of and provisions of this Agreement.
    Severability. If any clause or provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed and the remaining provisions of the Agreement shall continue in full force and effect. The parties shall use their best efforts to agree upon a valid and enforceable provision as a substitute for the severed provision, taking into account the intent of this Agreement.
    Notices. Any notice, requests, demands and other communication required or permitted to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to be given: (i) when delivered in person or by courier (return receipt requested); (ii) when transmitted if transmitted by telecopy, facsimile, electronic or digital transmission method; (iii) the day after it is sent, if sent for next day deliver to a domestic address by a recognized overnight delivery service (e.g., Federal Express); on the fourth day after it is sent, if sent for express delivery to a foreign address by recognized express delivery services (e.g., Federal Express); and upon receipt, if sent by be certified or registered mail, return receipt requested to the parties addressed as follows:

(a) If to Orchid, to:

Orchid Chemicals & Pharmaceuticals, Ltd
'Orchid Towers' ,
No. 313 Valluvar Kottam High Road,
Nungambakkam, Chennai 600 034, India
Attention: Dr. C.B. Rao
Tel: 91-44- 2821 1000
Fax: 91-44 - 2827-5150
email: cbrao@orchidpharma.com

    If to Alpharma, to both the following companies:

Purepac Pharmaceutical Co.
2000 Elmora Avenue
Elizabeth, NJ 07207
Attention: President of the Division

Alpharma Inc.
One Executive Drive
Fort Lee, New Jersey 07024
Attention:_Chief Legal Officer
Tel:+ 1 201-228-5022
Fax: + 1 201-592-1481

Either party may change its address or its telephone or facsimile number by giving the other party written notice, delivered in accordance with this Section. Notwithstanding the above, any notice provided by Orchid which relates to daily operational issues (e.g., any notice requirements which are required under Article 2 (except for notices related to Clause 2.5.6, Clause 2.6, Clause 2.8, or concerning breach of contract) may be sent only to Purepac Pharmacetical Co.

    Further Instruments. Each party shall execute and deliver such further instruments and do such further reasonable acts and things as reasonably may be required to carry out the intent and purpose of this Agreement.
    Governing Law. The internal laws of the State of New York, U.S.A., regardless of any choice of law principles, shall govern the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the parties. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement and its application is hereby expressly excluded.
    Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, bears the signature of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.
    Independent Parties. The relationship of the parties under this Agreement is that of independent contractors. Neither party shall be deemed to be the agent of the other, nor shall the parties be deemed to be partners or joint venturers, and neither is authorized to take any action binding upon the other. Orchid expressly acknowledges for itself, its employees, agents and subcontractors, that none of them are employees of Alpharma and that none of them are entitled to participate in any benefit plans of Alpharma or its affiliates. Orchid further acknowledges that none of its employees, agents or subcontractors are eligible to participate in any benefit plans of Alpharma or its affiliates, even if it is later determined that the status of any of them was that of an employee during the period of this engagement of Orchid by Alpharma.
    Costs and Accounting. Except as otherwise provided in this Agreement, each party shall pay its own costs and expenses in connection with the negotiation, preparation, execution, and performance of this Agreement. Any late payments shall accrue interest equal to the US 30 day Treasury Bill rate as in effect during the relevant time period.. All invoices provided by one party to the other shall be deemed final and binding unless disputed in good faith by the other party in writing within 180 days of receipt of such invoice. Accounting of all amounts collected, due and payable hereunder shall be in accordance with U.S. GAAP, consistently applied.
    Orchemus Pharma Inc. Within 90 days after the Effective Date, Orchid shall cause Orchemus Pharma Inc. to be duly and validly existing and in good standing in its state of incorporation and in any other state where qualification is legally required with a Certificate of Incorporation and bylaws. Orchid shall as soon as possible and no later than within the timeframe stated above provide Alpharma with a copy of the Certificate of Incorporation and bylaws and these documents shall be appended to this Agreement as Exhibit G and made part hereof. Orchid shall within 10 days after formation cause Orchemus Pharma Inc.and Alpharma to enter into the License Agreement relating to the US Data and the Product ANDA's in the form set forth as Exhibit H hereto. (the "License Agreement"). Orchid shall on the date of of formation of Orchemus Pharma Inc. take all steps necessary and, as necessary from time to time hereafter to (i) transfer all right, title and interest in and to the US Data to Orchemus Pharma Inc. and (ii)cause Orchemus Pharma Inc. to file in its name and, upon issuance, be the sole and exclusive owner of all ANDA's for the Products (iii) prevent Orchemus Pharma Inc. from entering into any business, holding any assets or incurring any liabilities other than the business, assets and liabilities directly related to the US Data, Product ANDA's and the performance of the License Agreement.(iv) not take any action, nor permit Orchemus Pharma Inc. to take any action which would reasonably give any third party any right in and to the assets of Orchemus Pharma Inc. or permit a third party to interfere with or frustrate the purpose of the License Agreement.

    Guarantee. In consideration for Orchid entering into this Agreement and for other good and valuable consideration the sufficiency of which is hereby acknowledged, Alpharma Inc. hereby absolutely and unconditionally guarantees to Orchid the timely performance of all of the obligations (including, without limitation, any obligation to make payments under the Agreement) of Alpharma under this Agreement.

Alpharma Inc. agrees that this guaranty is a continuing obligation which shall not be terminated unless and until all of the obligations of Alpharma under this Agreement have been fully performed. This guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time any payment or any part thereof made to Orchid under this Agreement must be restored or returned upon the bankruptcy, reorganization or insolvency or pursuant to any assignment for the benefit of creditors, receivership, or similar proceeding with respect to Alpharma and/or Alpharma Inc.. Orchid may pursue its rights and remedies under this guaranty, without pursuing any remedies and remedies against Alpharma.

No invalidity, irregularity or unenforceability of all or any part of the Alpharma's obligations under this Agreement (including, without limitation, as a result of the bankruptcy, reorganization or insolvency or pursuant to any assignment for the benefit of creditors, receivership, or similar proceeding with respect to any party under this Agreement) shall affect, impair or be a defense to Alpharma Inc.'s obligations under this guaranty, which are primary obligations of Alpharma Inc.

Alpharma Inc. is not relying on any explicit or implicit representation whether oral or in writing with respect to its providing this guaranty. Alpharma Inc. waives (i) notice of acceptance of this guaranty and any and all notices and demands of every kind that may be required to be given by any statute, rule or law (other than notices required to be given to Alpharma Inc. pursuant to this Agreement), (ii) any defense arising by reason of any disability of Alpharma or any other defense arising as a result of Alpharma Inc.'s capacity as a guarantor or surety and (iii) any defense arising as a result of election of remedies against Alpharma by Orchid or the order of pursuing remedies by Orchid.

The provisions of this guaranty shall be governed by and interpreted in accordance with the laws of the State of New York and Alpharma Inc. agrees that the state and federal courts of New York shall have sole and exclusive jurisdiction with respect to any cases or controversies brought by a party in connection with Alpharma Inc.'s obligations under this guaranty.

**Signature Page to Follow*

IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its duly authorized officer as of the date first above written.
PUREPAC PHARMACEUTICAL CO.	ORCHID CHEMICALS AND PHARMACEUTICALS, LTD.
By: /s/ Frederick Lynch	By: /s/ Dr, C.B. Rao
Name: Frederick Lynch Title: President, Generic Pharmaceuticals	Name: Dr. C. B. Rao Title: Deputy Managing Director
Alpharma Inc. By: /s/ Frederick Lynch Name: Frederick Lynch Title: President, Generic Pharmaceuticals